AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 2002
                                                      REGISTRATION NO. 333-90312

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          TRANS-CENTURY RESOURCES, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


            DELAWARE                         6411                 95-4714549
            --------                         ----                 ----------
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL    (IRS EMPLOYER
 INCORPORATION OR ORGANIZATION)          CLASSIFICATION          IDENTIFICATION
                                          CODE NUMBER)               NUMBER)


                            8140 N. Mopac Expressway
                             Westpark III, Suite 200
                               Austin, Texas 78759
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                                MARY W. PATTERSON
                             Chief Executive Officer
                          Trans-Century Resources, Inc.
                            8140 N. Mopac Expressway
                             Westpark III, Suite 200
                               Austin, Texas 78759
                                 (512) 345-0280
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                        COPIES OF ALL COMMUNICATIONS TO:

                                Cliff Ernst, Esq.
                        Graves, Dougherty, Hearon & Moody
                           A Professional Corporation
                         515 Congress Avenue, Suite 2300
                               Austin, Texas 78701
                                 (512) 480-5600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the registration statement becomes effective.

    If any of the shares being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                PROPOSED MAXIMUM
TITLE OF EACH CLASS                  AMOUNT TO BE              OFFERING             PROPOSED MAXIMUM        AMOUNT OF
OF SHARES TO BE REGISTERED            REGISTERED           PRICE PER SHARE (1)      OFFERING PRICE       REGISTRATION
FEE
- ----------------------------------------------------------------------------------------------------------------------
Common Stock, .001 Par
  Value. (2)...................         3,350,000               $4.50                $15,075,000          $1,386.90

Total Registration and
          Fee.................          3,350,000                                                         $1,386.90
- ----------------------------------------------------------------------------------------------------------------------

(1) Because no market currently exists for the common stock of Trans-Century, the price is estimated at $4.50 per share, the price at which it is proposed to offer the shares. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(2) Up to 3,350,000 shares of common stock relate to the offering by the Company.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

FORM SB-2 ITEM NO. AND CAPTION                                       CAPTION OR LOCATION IN PROSPECTUS
- ------------------------------                                       ---------------------------------

1.    Front of Registration Statement and Outside Front Cover        Outside Front Cover Page of Prospectus
      of Prospectus
2.    Inside Front and Outside Back Cover Pages of Prospectus        Inside front and Outside Back Cover Pages
3.    Summary Information and Risk Factors                           Prospectus Summary; Risk Factors
4.    Use of Proceeds                                                Use of Proceeds
5.    Determination of Offering Price                                Risk Factors; Determination of Offering Price
6.    Dilution                                                       Dilution
7.    Selling Security Holders                                       Security Ownership of Certain Beneficial
                                                                        Owners and Management
8.    Plan of Distribution                                           Plan of Distribution
9.    Legal Proceedings                                              Legal Proceedings
10.   Directors, Executive Officers, Promoters and Control Person    Management
11.   Security Ownership of Certain Beneficial Owners and            Security Ownership of Certain Beneficial
        Management                                                      Owners and Management
12.   Description of Securities                                      Description of Capital Stock
13.   Interest of Named Experts and Counsel                          Interest of Named Experts and Counsel; Legal
                                                                        Matters; Experts
14.   Disclosure of Commission Position on                           Management -- Limitation of Liability;
      Indemnification for Securities Act Liabilities                 Indemnification of Officers and Directors
15.   Organization within Last Five Years                            Business
16.   Description of Business                                        Business
17.   Management's Discussion and Analysis or Plan of Operation      Management's Discussion and Analysis
18.   Description of Property                                        Property
19.   Certain Relationships and Related Transactions                 Certain Relationships and Related  Transactions
20.   Market for Common Equity and Related Shareholder Matters       Market for Common Equity and Related
                                                                        Shareholder Matters; Risk Factors; Dividend
Policy;
21.   Executive Compensation                                         Management -- Executive Compensation
22.   Financial Statements                                           Financial Statements
23.   Changes in and Disagreements with Accountants on               Change of Certifying Accountant
      Accounting and Financial Disclosure

                                [Subject to Completion,] dated August ___, 2002


                                   PROSPECTUS


                          TRANS-CENTURY RESOURCES, INC.
                            (A DELAWARE CORPORATION)
                         Maximum Offering of $15,075,000
                         Minimum Offering of $7,020,000
                     OFFERING PRICE: $4.50 PER COMMON SHARE
                        Minimum Subscription 1,000 Shares

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER ALL OF THE RISKS DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE __ OF THIS PROSPECTUS.

This is our initial public offering.

We are offering, on a "best efforts" basis, 1,560,000 shares minimum and 3,350,000 shares maximum during the offering period described below.


All funds will be held in escrow in an account with Wells Fargo Bank Texas, N.A. until at least 1,560,000 shares are sold, at which time the initial closing of the sale of shares under this Prospectus will occur and the funds will be delivered to the Company. If the initial closing does not occur by ninety days from the effective date of this registration statement, we may extend the offering date for an additional thirty days until ___________. If this threshold is not reached within the prescribed time, all funds placed in the escrow account will be promptly returned, without interest or deduction. Subscribers will have no right to the return of their funds during the term of the escrow. Following the initial closing of the sale of the minimum number of shares, we may continue to offer the remaining shares on the same terms as set forth in this Prospectus until ___, on which date the offering will terminate.


                         Price To        Underwriting Discounts   Proceeds To
                        Public (1)         and Commissions (2)    The Company(3)
================================================================================
Per Share                  $4.50                $0.00                   $4.50
--------------------------------------------------------------------------------
Total
     Minimum Offering:  $  7,020,000            $0.00               $ 7,020,000
     Maximum Offering:  $15,075,000             $0.00               $15,075,000
================================================================================

(1) The offering price has been arbitrarily determined by the Company and is not necessarily related to the Company's assets, book value, financial condition or any other recognized criteria of value.

(2) There is no underwriter in this offering.

(3) The Net Proceeds to Trans-Century is before the payment of certain expenses in connection with this offering estimated at $70,000.

Prior to this offering, there has been no public market for our Common Stock. We intend to apply to have our shares traded on the OTC Bulletin Board. There can be no assurances that such securities will be accepted for inclusion or that an active trading market in our securities will develop or be sustained.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is August __, 2002

[side legend in red]
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                                            PAGE
Prospectus Summary...........................................................................
Risk Factors.................................................................................


      We have no operating history in business of participating in risk associated with health insurance.

      We have operated the Company for a short period of time, so we have only a limited operating history upon which you can evaluate our business and prospects.
      We have a recent history of losses and expect our losses to continue for the immediate future.

      We have not been able to fund our proposed operations from cash generated by our business, and we may need capital in the future in addition to the proceeds from this offering.
      We expect to grow rapidly and need to maintain key personnel in order to manage our growth effectively.



      We expect our quarterly operating results to fluctuate.
      Providing medical services entails inherent risks, including possible malpractice claims against our participating physicians and disputes over coverage.

      Changes in regulations by the federal or state governments could increase the insurance reserves needed by the Company or the benefits it must provide to its insureds, and could significantly change the relationships between the Company and its contracted network of hospitals and physicians.
      If we are unable to purchase reinsurance and transfer risk to reinsurers, our net income may be reduced or we could incur a loss.

      After this offering, our executive officers and directors will still control all matters requiring a stockholder vote.

      The insurance and reinsurance premium revenue of the Company may be insufficient to cover the cost of benefits payable to its insureds.
      The Company's ability to sell its products and obtain an acceptable number of insured persons will require the services of independent agents and brokers

      No market currently exists for our shares, and none may develop following this offering.
      If the common stock is traded only on OTC Bulletin Board or "pink sheets,"
        liquidity in the common stock may be severely limited.
      "Penny stock" rules may make buying or selling our shares difficult, severely limit the market price of our shares, and the liquidity of our shares.
      We will have a substantial amount of common stock eligible for future sale.
      We are required to keep our prospectus current, and any failure by us to do so may limit your ability to trade our shares.
      The offering price for our shares does not necessarily bear any relationship to our assets, book value, earnings or other established criteria of value.
      We will have broad discretion in using the proceeds of this offering.
      We do not anticipate payment of dividends, and investors will be wholly dependent upon the market for the common stock to realize economic benefit from their investment.
      New investors will suffer immediate and substantial dilution.
Use of Proceeds..............................................................................
Dividend Policy..............................................................................
Arbitrary Determination of Offering Price....................................................
Dilution.....................................................................................
Capitalization...............................................................................

Plan of Distribution.........................................................................
Management's Discussion and Analysis.........................................................
Business.....................................................................................

                                TABLE OF CONTENTS

                                                                                            PAGE

Property.....................................................................................
Legal Proceedings............................................................................
Management...................................................................................
Executive Compensation.......................................................................
Security Ownership of Certain Beneficial Owners and
  Management ................................................................................
Description of Capital Stock.................................................................
Indemnification for Securities Act Liabilities...............................................
Certain Relationships and Related Party Transactions.........................................
Market for Common Equity and Related Shareholder Matters.....................................
  Shares Eligible For Future Sale............................................................
  Transfer Agent and Registrar...............................................................
Change of Certifying Accountants............................
Legal Matters................................................................................
Experts......................................................................................
Reports to Security-Holders..................................................................
Where You Can Find More Information..........................................................
Financial Statements.........................................................................F-1

                               PROSPECTUS SUMMARY

This summary highlights only some of the information from this prospectus and should be read in conjunction with the more detailed information and financial statements included elsewhere in this prospectus.

OUR COMPANY


Trans-Century Resources has been formed through the merger of eInsure Networks Corporation and Trans-Century Resources, Inc., a Texas corporation.
The Texas corporation and its predecessors have provided managed health care consulting services to hospital and physician group clients since 1982. These services include negotiating contracts with commercial health insurance companies on behalf of clients and assisting clients in developing managed care programs such as provider-sponsored HMOs.

The corporation formed through the merger intends to continue the services offered by the Texas corporation and, in addition, to develop health insurance products for specific geographic regions. We propose to offer to selective clients a package of insurance products designed to provide both premium cost stability and access to healthcare providers (hospitals, physicians, and other healthcare professionals). These insurance products will be supported by networks of local physicians, hospitals, and other healthcare providers who will enter into contracts with us. We will manage the contracted networks of providers for all regions, and participate in insuring the risks associated with these insurance products.

The projected market regions for the proposed health insurance products will be non-urban population centers of 100,000 to 300,000 with sufficient local hospital and physician representation to support a contracted network of providers. After launching health plan products in Texas, we expect to expand our offering of these products to non-urban communities in other states including Alabama, Arkansas, Colorado,Idaho, Maine and Utah.

The Trans-Century Resources health plan insurance products will be issued through an agreement with a national insurance carrier known as the issuing carrier. Providers will be reimbursed for services at contractually negotiated rates. Local general insurance agents will be contracted to offer our products with the support of our local marketing managers. Risk sharing for claims will be allocated through contracts between various parties, including the issuing carrier, our insurance subsidiary and a major unrelated third party reinsurance carrier. Reinsurance is insurance that transfers risk from one insurer to another. We have not yet contracted with any issuing carriers or reinsurance carriers. Funding from this offering is necessary in order for the Company to secure contracts with issuing carriers and third party reinsurance carriers.

Over the last 24 months, more than a dozen clients have expressed an interest and are committed to the start-up of a health plan within their region as soon as the funding and participation agreements can be finalized. The financial projections suggest that these clients will be able to produce a sufficient enrollment for the business to maintain a positive cash flow by the end of the first full year of operations.

Operating regional health plan programs will be a new area of business for us. There are no guaranties that we will succeed in establishing a profitable line of business and there are substantial risks to investing in Trans-Century Resources. (See "Risk Factors.").



OFFERING

         Minimum:          1,560,000 shares
         Maximum:          3,350,000 shares
         Offering Price    $4.50 per share.

         Shares Outstanding:
                  before offering:         14,000,000
                  after offering -
                      if minimum sold      15,560,000
                      if maximum sold`     17,350,000


TERMS OF OFFERING


We are offering, on a self-underwritten basis, 1,560,000 shares minimum and 3,350,000 shares maximum during the offering period described below.

All funds will be held in escrow in an account with Wells Fargo Bank Texas, N.A. until at least 1,560,000 shares are sold, at which time the initial closing of the sale of shares under this Prospectus will occur and the funds will be delivered to the Company. If the initial closing does not occur by ninety days from the effective date of this registration statement, we may extend the offering date for an additional thirty days until ___________. If this threshold is not reached within the prescribed time, all funds placed in the escrow account will be promptly returned, without interest or deduction. Subscribers will have no right to the return of their funds during the term of the escrow. Following the initial closing of the sale of the minimum number of shares, we may continue to offer the remaining shares on the same terms as set forth in this Prospectus until ___, on which date the offering will terminate.




TO CONTACT US

Our principal executive offices are located at 8140 North Mopac Expressway, Westpark III, Suite 200, Austin, Texas 78759. Our telephone number is (512) 345-0280. Our website address is www.Trans-Century.com.


USE OF PROCEEDS

  Net proceeds to the Company (after expenses of the offering) are expected to be approximately $6,950,000 if the Minimum Offering is sold and $15,005,000 if the Maximum Offering is sold. Net proceeds are intended to be used as follows:


                                                 Minimum Offering           Maximum Offering
                                              ---------------------     -----------------------
                                                Dollars     Percent        Dollars      Percent
                                              ----------    -------      -----------    -------
      Working Capital                         $1,500,000      21.6%     $  2,500,000      16.7%
      Reserves - Captive Insurance Company    $5,450,000      78.4%      $12,505,000      83.3%
                                              ----------    -------      -----------    -------

                                  Total       $6,950,000     100.0%      $15,005,000     100.0%


Each trademark, trade name, or service mark of any other company appearing in this prospectus belongs to its holder.

SELECTED FINANCIAL DATA
                                                          December 31,
                                                --------------------------------
                                                     2001               2000
                                                -----------         ------------

STATEMENT OF OPERATIONS DATA
Revenues                                        $   727,300         $  1,269,416
Net earnings (loss)                             $(1,435,710)        $    270,000
Net earnings (loss) per common share            $     (0.13)        $       0.03
Weighted average shares outstanding              11,095,890           10,000,000
Shares outstanding at the end of the period      14,000,000                   --


BALANCE SHEET DATA
Total equity (deficit)                          $(1,153,060)                 N/A
Total assets                                    $   413,534                  N/A


                                  RISK FACTORS


   Investing in our Common Stock involves substantial risks. You should carefully consider the risks and uncertainties described below before making an investment decision. These risks and uncertainties are material risks and uncertainties which may adversely affect our business. If any of the following risks or uncertainties actually occur, our business, financial condition or results of operations may be materially and adversely affected.




                          RISKS RELATED TO OUR BUSINESS


         We have no operating history in business of participating in risk associated with health insurance.

The Company was incorporated in November 1998 but had no operations until the reverse merger on November 19, 2001 with Trans-Century Resources, Inc., a Texas Corporation, which had been in operation since 1982, most of that time as TCO Trans-Century, Limited, a managed health care consulting business. The Texas corporation has experience in providing risk management services to its clients, including oversight of the payment of medical claims, analysis of the level of medical costs, premium setting, and coordination of catastrophic insurance requirements. Furthermore, a number of Trans-Century's principals have prior experience with hospitals and/or physicians engaged in these activities. However, the Company has not directly participated in the risk associated with health insurance, and as a result has no operating history in that area upon which you can evaluate our business and long-term prospects. Acccordingly, you should consider our prospects in light of the risks, expenses and difficulties that companies in their earlier stage of development encounter. Our success depends upon our ability to address those risks successfully.




         We have a recent history of losses and expect our losses to continue for the immediate future.


We forecast our future expense levels based on our operating plans and our estimates of future revenues. If our revenues grow at a slower rate than we anticipate, or if our spending levels exceed our expectations or cannot be adjusted to reflect slower revenue growth, we may not generate sufficient revenues to achieve or sustain profitability. In this case, the value of your investment could be reduced or lost. For the year ended December 31, 2001, we incurred a net loss of $1,435,710, which included nonrecurring impairment expense of $933,358. We expect to continue to incur losses for the immediate future as we build our infrastructure, continue our sales and marketing efforts and continue development of regional health plans and stop-loss products. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis.

         We have not been able to fund our proposed operations from cash generated by our business, and we may need capital in the future in addition to the proceeds from this offering.

We have principally financed our proposed operations to date through shareholder loans and advances and the private placement of shares of our common stock. We currently anticipate that our available cash resources combined with the net proceeds from this offering and operating revenues will be sufficient to meet our anticipated capital expenditures and working capital requirements through at least the next twelve months. As discussed elsewhere, the majority of the proceeds from this offering will be used to fund insurance reserves. Without the proceeds of this offering, neither the Company nor its principals have the financial resources to fund such reserves, which are generally required to equal or exceed 25% of the budgeted insurance risk premium. The insurance risk premium is that portion of the total premium expected to be used for the payment of claims filed by insureds. If our actual benefits cost substantially exceeds the amount budgeted, the reserves may need to be used to fund the excess cost incurred. In that event, additional capital may need to be raised to replenish reserve balances.

Furthermore, the time period for which we believe our capital is sufficient is only an estimate. We may need to raise additional funds sooner to fund insurance reserves needed if the Company's growth is greater than projected, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies.

If additional funds are raised through the issuance of equity or equity-linked securities, the relative ownership percentage of our stockholders would be reduced. These securities could also have rights, preferences or privileges senior to those of your common stock. Furthermore, we may not be able to obtain additional financing when needed or on terms favorable to us or our stockholders. If additional financing is not available on favorable terms or at all, the Company may be unable to continue in business as a going concern.


         We expect to grow rapidly and need to maintain key personnel in order to manage our growth effectively.

We expect our proposed business to rapidly expand and we expect that it will continue to grow as we expand into regions that we believe fit our feasibility criteria. If we are not able to expand our operations in an efficient manner, our expenses could grow disproportionately to revenues or our revenues could decline or grow more slowly than expected, either of which could decrease the value of your investment. As of August 15, 2002, we employed thirteen people and we plan to continue to add to our administrative, sales and marketing personnel. We expect that we will need to implement new operational and financial systems, procedures and controls, hire and train new employees, and coordinate our technical, accounting, finance, marketing and sales staffs. These new systems and personnel will require a significant period of time and expense to integrate and may strain our resources.





Managing our growth successfully will depend in large part on the continued service of our key management personnel, including Mary W. Patterson, Larry Stockman, Mark D. Thomey and Stephen L. Cobb, each of whom has extensive experience in health care services. Currently, Mrs. Patterson and Messrs. Stockman, Thomey, and Cobb have entered into written employment agreements with the Company. The Company does not currently have key person insurance coverage on these individuals. Employment of competent management and other personnel familiar with the practice of medicine, the managed care environment, and insurance products is essential to the success of our business and we must employ and retain such personnel in the future in order to effectively manage growth.




         We expect our quarterly operating results to fluctuate.


Our lack of extensive experience in the healthcare insurance industry and the rapidly changing nature of the market in which we compete make it difficult to accurately forecast our revenues and operating results. Our operating results are unpredictable and we expect them to fluctuate in the future due to a number of factors. These factors may include, but are not necessarily limited to, among others:


     o Deteriorating general economic conditions leading to increased lapses and/or decreased sales of our regional health plan and stop-loss products;

     o Regulatory developments, including changes in governmental regulations;

     o    Increased pricing competition;

     o Adverse levels of utilization of healthcare services relative to our risk assumptions;

     o An inability to obtain timely and appropriate premium rate increases for health insurance;

     o An inability to achieve the anticipated levels of administrative and operational efficiencies; and

     o The customer response to new products and marketing initiatives.

For these reasons, period-to-period comparisons of our results of operations are not and will not be necessarily a reliable indication of future performance.

         Providing medical services entails inherent risks, including possible malpractice claims against our participating physicians and disputes over coverage.

The physicians and hospitals that will participate in our networks deliver medical services to the public and, therefore, are exposed to the risk of professional liability claims. Claims of this nature, if successful, could result in damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Insurance against losses related to claims of this type can be expensive and varies widely from state to state. We neither control the delivery of services by affiliated hospitals and physicians nor monitor compliance with certain regulatory and other requirements directly applicable to hospitals and physicians.


Nevertheless, our insurance does not cover certain types of risks and liabilities and there can be no assurance that the limits of coverage that we maintain will be adequate to cover losses in all instances. The Company presently has a general liability policy, including errors and omissions, providing coverage of $1 million per loss and in the aggregate. We are typically indemnified under our service agreements for claims against the hospitals and physicians. However, successful malpractice claims asserted against the hospitals and physicians, the payors or us, could have a material adverse effect on our business.


Our health plans, like other health plans generally, will exclude certain health care services from coverage under the health plans. Therefore, we are likely, in the ordinary course of our business, to be subject to claims by enrollees arising out of decisions to restrict treatment or reimbursement for certain services. The loss of even one such claim, if it results in a significant punitive damages award, could have an adverse material affect on our business.


         Changes in regulations by the federal or state governments could increase the insurance reserves needed by the Company or the benefits it must provide to its insureds, and could significantly change the relationships between the Company and its contracted network of hospitals and physicians.

Health care providers are subject to intensive state and federal government regulation. Such regulation may either relate to our business operations or to the financial condition of regulated subsidiaries. It is anticipated that there may be extensive additional changes to state and federal regulation of health care providers and insurers over the next several years. Such changes could require higher levels of reserves to be maintained or otherwise increase our cost of doing business. Changes that might be imposed could have an adverse impact on our ability to operate and compete successfully. In this event, the trading price of our common stock may decline, and you may lose part or all of your investment.

         If we are unable to purchase reinsurance and transfer risk to reinsurers, our net income may be reduced or we could incur a loss.

A significant feature of our risk management programs is the utilization of reinsurance to transfer substantial portion of risk not retained by the insured. The availability and cost of reinsurance is subject to market conditions, which are outside of our control. As a result, we may not be able to successfully purchase reinsurance and transfer risk through reinsurance arrangements. Furthermore, as discussed above, we have not yet contracted with any reinsurance carriers because proceeds from this offering are necessary to contract with reinsurance and other insurance partners. A lack of available reinsurance would adversely affect the marketing of our programs and/or force us to retain all or a part of the risk that cannot be reinsured.


If we were required to retain these risks and ultimately pay claims with respect to these risks, our net income may be reduced or we could incur a loss. In addition, we are subject to credit risk with respect to our reinsurers because the transfer of risk to a reinsurer does not relieve us of our liability to the insured. The failure of a reinsurer to honor its obligations would reduce our net income or could cause us to incur a loss.


         After this offering, our executive officers and directors will still control all matters requiring a stockholder vote.

Currently, our officers and directors in the aggregate, beneficially own approximately 78.75% of our outstanding Common Stock. Upon the closing of the minimum offering, our officers and directors will own approximately 70.85% of the shares of our outstanding Common Stock, and approximately 63.54% of the shares of our outstanding Common Stock upon the closing of the maximum offering. As a result, such persons, acting together, will have the ability to control the vote on all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership among a small number of our stockholders may also have the effect of delaying, deferring or preventing a change in control.


         The insurance and reinsurance premium revenue of the Company may be insufficient to cover the cost of benefits payable to its insureds.

Our ability to become profitable will depend, in part, on determining the premiums we charge by accurately predicting health care costs and our ability to control future health care costs through underwriting criteria, utilization management to provide the most appropriate care, product design of benefits included, and negotiation of favorable physician and hospital contracts. Healthcare premiums to be charged are calculated using estimates of the expected cost of providing medical services to insureds, and the Company has no historical data available to assist it in determining its premiums. Furthermore, changes in utilization rates, demographic characteristics, the regulatory environment, health care practices, inflation, new technologies, clusters of high-cost cases and numerous other factors effecting health care costs may adversely effect our ability to predict and control health care costs, as well as the Company's financial condition, results of operations or cash flows, and result in a reduction in the market value of our common stock.

The majority of the proceeds from this offering will be used as a reserve to cover claims filed which substantially exceed the portion of premiums received designated for benefit payments. As discussed above, our lack of operating history in our planned community-based, regional health plan business offers little information to serve as a basis for evaluating us and our long-term prospects.

         Additional competitors may enter our targeted markets

Managed health care organizations operate in a highly competitive environment that is subject to significant change from legislative reform, business consolidations, new strategic alliances, aggressive marketing practices by other managed health care organizations, the development of companies offering internet-based connections between providers, employers and members and other market pressures. There are a number of large, experienced, and highly capitalized insurance companies that could enter the markets targeted by the Company. The smaller populations characteristic of our targeted markets make them of less interest to these companies, due in large part to the cost of establishing contracts there with hospitals, physicians, and other participants in health insurance such as insurance agents. The Company views its existing relationships in its targeted markets with hospitals and physicians as a distinct advantage. However, there is no guarantee that these larger companies will not enter the target markets. Any increase in the competition in our markets could significantly reduce our revenue, have a material adverse effect on our financial condition, cash flows or results of operations, and result in a reduction in the market price of our common stock.

         The Company's ability to sell its products and obtain an acceptable number of insured persons will require the services of independent agents and brokers

We plan to rely upon the services of independent agents and brokers in the marketing of our health plans. Such independent agents and brokers are typically not exclusively dedicated to our business or plans and may frequently also market health care plans of existing and potential competitors. We face intense competition for the services and allegiance of independent agents and brokers. Our failure to attain such allegiance could adversely effect our ability to sell our health plans in our target markets. The smaller the number of insured persons the Company is able to obtain in a market, the greater the risk that the cost of medical services to its insured persons will exceed the associated premium revenue. Without an adequate number of insured persons to share the cost of healthcare services provided to the insured group as a whole, the Company will have a higher risk of loss, which may cause a reduction in the market price of its common stock.



                        RISKS RELATED TO OUR COMMON STOCK

         No market currently exists for our shares, and none may develop following this offering. If the common stock is traded only on OTC Bulletin Board or "pink sheets," liquidity in the common stock may be severely limited.

We anticipate making an application to allow our stock to trade on the bulletin board system maintained by OTC. If we fail to apply or be accepted by the OTC bulletin board system, our shares will only be traded on the "pink sheet" market. Stocks in the OTC bulletin board or "pink sheet" market ordinarily have much lower trading volume than in other markets, such as the NASDAQ SmallCap Market. Very few market makers take interest in shares traded over-the-counter, and accordingly the markets for such shares are less orderly than is usual for NASDAQ SmallCap Market stocks. As a result of the low trading volumes ordinarily obtained in OTC bulletin board and "pink sheet" markets, sales of common stock in any significant amount could not be absorbed without a dramatic reduction in price. Moreover, thinly traded shares in the OTC bulletin board and "pink sheet" markets are more susceptible to trading manipulations than is ordinarily the case for more actively traded shares.

         "Penny stock" rules may make buying or selling our shares difficult, severely limit the market price of our shares, and the liquidity of our shares.

Trading in our shares is subject to the "penny stock" regulations adopted by the United States Securities Exchange Commission. These regulations generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require delivery, prior to any transaction involving penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our stock, which could severely limit their market price and the liquidity of our stock.

         We will have a substantial amount of common stock eligible for future sale.

Purchasers of our shares in this offering will be able to immediately sell their 1,560,000 to 3,350,000 shares into the market and current stockholders may sell their 2,350,000 shares after completion of this offering. We cannot predict the effect of the foregoing sales on the then market price of our Common Stock. It is likely that market sales of large amounts of these shares (or the potential for these sales even if they do not occur) may adversely affect the market price of our stock when a purchaser wishes to sell his, her or its shares purchased in the offering. Additionally, were the market price for our shares adversely affected by these market overhangs, we would be required to issue securities to the public at a lower price than would otherwise be the case, should we be required to raise additional funds.

         We are required to keep our prospectus current, and any failure by us to do so may limit your ability to trade our shares.

Although we intend to maintain a current registration statement, there can be no assurance that we will be successful in maintaining a current registration statement. In such an event, the value of your investment may be substantially reduced.

After our registration statement becomes effective, we will be required to file a post-effective amendment, if facts or events occur which represent a material change in the information contained in the registration statement.

We intend to qualify the sale of the shares sold by us in a limited number of states. Qualification for the sale of the shares in the states is essential for the establishment of a trading market in the shares. We can provide no assurances that we will be able to successfully qualify our shares for sale in any state.

         The offering price for our shares does not necessarily bear any relationship to our assets, book value, earnings or other established criteria of value.

There has been no prior public market for our shares. The price to the public of the shares offered hereby has been determined by the Company. Among factors considered in determining the offering price were the history of, and the prospects for, our business, an assessment of our management, our past and present operations, our development and the general condition of the securities market at the time of this offering. The offering price for the shares does not necessarily bear any relationship to our assets, earnings, book value or any other recognized criteria of value. The offering price of $4.50 per share is substantially in excess of our pro forma net tangible book value of $0.37 per share if the minimum offering is sold and $0.80 per share if the maximum offering is sold, and in excess of the price received by us for shares sold in prior securities transactions.

         We will have broad discretion in using the proceeds of this offering.

We intend to use all of our proceeds from this offering for working capital and reserves for claims obligations of our captive insurance company. Accordingly, we will have broad discretion in using our proceeds. You will not have the opportunity to evaluate the economic, financial or other information that we will use to determine how to use our proceeds. If we use the proceeds of this offering for purposes that do not increase our revenues, the value of your investment could be reduced.

         We do not anticipate payment of dividends, and investors will be wholly dependent upon the market for the common stock to realize economic benefit from their investment.

We currently intend to retain all future earnings, if any, for funding our growth and, therefore, do not expect to pay any dividends in the foreseeable future. The declaration and payment of dividends are subject to the discretion of our board of directors..

         New investors will suffer immediate and substantial dilution.

Investors participating in the initial public offering will incur an immediate, substantial dilution of $4.13 in the net tangible book value per shares of the common stock from the offering price of $4.50 per share, if the minimum offering is sold and $3.70 if the maximum offering is sold. Furthermore, to the extent that we issue additional shares of our common stock pursuant to acquisitions or our strategic relationships, or issue options or warrants to purchase our common stock, these options, when exercised, will result in further dilution.


                           FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties and other factors which may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined below. These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation, and do not intend to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

     The forward-looking statements made in this prospectus are based on events through the date on which the statements are made.

                                 USE OF PROCEEDS


We estimate that the net proceeds from the offering are approximately $6,950,000 if the minimum offering is sold, and $15,005,000 if the maximum offering is sold based on the assumed public offering price of $4.50 per share and after deducting expenses of $70,000.


We intend to utilize the net proceeds of this offering over the next twelve to twenty-four months as follows:

                                            Minimum Offering            Maximum Offering
                                       -------------------------   ----------------------------
                                                     Percent of                     Percent of
                                         Dollars    Net Proceeds     Dollars       Net Proceeds
                                       ----------   ------------   ------------    ------------


  Working Capital (1) (2)              $1,500,000       21.6%      $  2,500,000       16.7%
  Reserves - Captive Insurance
       Company (3)                     $5,450,000       78.4%       $12,505,000       83.3%

                                       ----------   ------------   ------------    ------------
                              Total    $6,950,000      100.0%       $15,005,000      100.0%


(1) As shown below under "Executive Compensation", the Company's executive officers have waived some or all of their salaries to date. A significant portion of the working capital obtained from the offering will be used to fund executive salaries.

(2) A portion of the proceeds will be used to repay amounts due to officers and directors. Although not due until January 2004, the Company has budgeted $475,000 in year one and $450,000 in year two for prepayment of this related party indebtedness.

(3) Reserves are required by various regulatory entities for potential claims obligations of our insurance subsidiary that exceed the percentage of our premium revenue budgeted for claims. No claims obligations presently exist. For more information about potential claims obligations, see discussion under "Business - General" and under "Risk Factors - The insurance and reinsurance premium revenue of the Company may be insufficient to cover the cost of benefits payable to its insureds".


We also may use net proceeds to pursue opportunities to invest in or acquire services or companies that complement or otherwise enhance our existing business. However, we currently have no understandings, commitments or agreements with respect to any such acquisition. Pending use of the net proceeds for the above purposes, we intend to invest such funds in short-term, interest-bearing, investment-grade obligations.

The foregoing discussion represents our best estimate of the allocation of the net proceeds of this offering based upon our current plans. Actual expenditures may vary substantially from these estimates and we may find it necessary or advisable to reallocate the net proceeds within the above-described categories or to use portions thereof for other purposes.


                                 DIVIDEND POLICY

We currently intend to retain all future earnings, if any, for funding our growth and, therefore, do not expect to pay any dividends in the foreseeable future. The declaration and payment of dividends are subject to the discretion of our board of directors.


                    ARBITRARY DETERMINATION OF OFFERING PRICE

There has been no prior public market for our shares. The price to the public of the shares offered hereby has been arbitrarily determined by us. Among factors considered in determining the offering price were the history of, and the prospects for, our business, an assessment of our management, our past and present operations, our development and the general condition of the securities market at the time of this offering. The offering price for the shares does not necessarily bear any relationship to our assets, earnings, book value or any other recognized criteria of value. The offering price of $4.50 per share is substantially in excess of our pro forma net tangible book value of $0.37 per share if the minimum offering is sold and $0.80 per share if the maximum offering is sold, and in excess of the price received by us for shares sold in prior securities transactions.


                                    DILUTION

The following table summarizes the investments of all existing stockholders and new investors after giving effect to the sales of the shares offered hereby.

                                      Maximum Offering (1)             Total Consideration Paid
                          ---------------------------------------      -------------------------
                                          Percent                      Percent     Average Price
                            Number        of Total       Amount        of Total      Per Share
                          ----------      --------    -----------      --------    -------------
   Present stockholders   14,000,000       80.69      $    14,000        0.09          $0.001

   New stockholders        3,350,000       19.31       15,075,000       99.91          $4.500
                          ----------      --------    -----------      --------    -------------

                  Total   17,350,000      100.00      $15,089,000      100.00          $0.870
                          ==========      ======      ===========      ========     ============

(1) This Maximum Offering table assumes the sale of 3,350,000 shares at a per share price of $4.50 per share.


                                     Minimum Offering (1)              Total Consideration Paid
                          ---------------------------------------      -------------------------
                                          Percent                      Percent     Average Price
                            Number        of Total       Amount        of Total      Per Share
                          ----------      --------    -----------      --------    -------------
   Present stockholders   14,000,000       89.97      $    14,000        0.20          $0.001

   New stockholders        1,560,000       10.03        7,020,000       99.80          $4.500
                          ----------      --------    -----------      --------    -------------

                  Total   15,560,000      100.00       $7,034,000      100.00          $0.452
                          ==========      ======      ===========      ========     ============

(1) This Minimum Offering table assumes the sale of 1,560,000 shares at a per share price of $4.50 per share.

Investors participating in the initial public offering will incur an immediate, substantial dilution of $4.13 in the net tangible book value per share of the common stock from the offering price of $4.50 per share, if the minimum offering is sold and $3.70 if the maximum offering is sold. Furthermore, to the extent that we issue additional shares of our common stock pursuant to acquisitions or our strategic relationships, or issue options or warrants to purchase our common stock, these options, when exercised, will result in further dilution.

As of December 31, 2001, our net tangible book deficit was ($ 1,153,060) or ($0.08) per share. Our net tangible book deficit per share means our tangible assets, less all liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale by us of 1,560,000 shares if the minimum offering is sold and after deducting estimated offering expenses, adjusted net tangible book value would be $5,796,940 or $0.37 per share. The result will be an immediate increase in net tangible book value per share of $0.45 to existing stockholders and an immediate dilution to new investors of $4.13 per share.

After giving effect to the sale by us of 3,350,000 shares if the maximum offering is sold and after deducting estimated offering expenses, adjusted net tangible book value would be $13,851,940 or $0.80 per share. The result will be an immediate increase in net tangible book value per share of $0.88 to existing stockholders and an immediate dilution to new investors of $3.70 per share.

As a result, investors in this offering will bear most of the risk of loss since their shares are being purchased at a cost substantially above the price that existing stockholders paid for their shares. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price to investors. The following table illustrates this dilution.

                                                           Minimum      Maximum
                                                           Offering     Offering
                                                           --------     --------
Offering price per share of the common stock offered
  hereby..................................................  $4.50        $4.50
Net tangible book value per share, before the offering...   $(0.08)      $(0.08)
Increase per share attributable to the sale of the
 shares offered hereby...................................   $0.45        $0.88

Pro forma net tangible book value per share, after the
 offering.................................................. $0.37        $0.80
Dilution per share to new investors......................   $4.13        $3.70
                                                            =====        ====

                                 CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2001:

     o    on an actual basis

     o on a pro forma as adjusted basis to give effect to the receipt of the estimated net proceeds from the sale of the minimum offering of 1,560,000 shares of common stock at the offering price of $4.50 per share after deducting estimated offering expenses.

     o on a pro forma as adjusted basis to give effect to the receipt of the estimated net proceeds from the sale of the maximum offering of 3,350,000 shares of common stock at the offering price of $4.50 per share after deducting estimated offering expenses.


The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of May 15, 2002 and does not include the following:

     o    Up to 350,000 shares issuable upon exercise of the Page One Warrants

     o 2,500,000 shares of common stock reserved for issuance pursuant to future grants under the 2002 Stock Option/Stock Issuance Plan.


The information below is qualified by, and should be read in conjunction with, our "Management's Discussion and Analysis" and the financial statements and the notes to those statements appearing at the end of this prospectus.

                                                               AT DECEMBER 31, 2001
                                                   -----------------------------------------
                                                                   Pro forma      Pro forma
                                                                    Minimum        Maximum
                                                     Actual           (1)            (2)
                                                   -----------    -----------    -----------
Long term debt                                     $ 1,020,258    $ 1,020,258    $ 1,020,258
Stockholders equity
 Common stock, $.001 par value 100,000,000
   shares authorized, 14,000,000 issued
   and outstanding, actual; 15,560,000 issued
   and outstanding, pro forma, if minimum sold;
   17,350,000 issued and outstanding, pro forma,
   if maximum sold                                 $    14,000       $15,560     $    17,350
 Additional paid in capital                        $         -    $ 6,948,440    $15,001,650
 Accumulated deficit                               $(1,167,060)   $(1,167,060)   $(1,167,060)
                                                   ------------  -----------    ------------
 Total stockholders'equity (deficit)               $(1,153,060)   $ 5,796,440    $13,851,940

- ------------------------------
(1) Assumes the net offering proceeds of $6,950,000 from the sale of 1,560,000 shares of common stock at $4.50 per share.

(2) Assumes the net offering proceeds of $15,005,000 from the sale of 3,350,000 shares of common stock at $4.50 per share.




                              PLAN OF DISTRIBUTION

    As of the date of this prospectus, the shares we intend to offer have not been registered for sale under the securities laws of any state. We are offering 1,560,000 shares minimum and 3,350,000 shares maximum of Trans-Century Resources' common stock to the public at $4.50 per share. The minimum purchase required of an investor is $4,500, although management may, at their sole discretion, accept a lower amount.


The gross proceeds to us will be $7,020,000 if 1,560,000 are sold or a maximum of $15,075,000 if all the shares offered herein are sold. No commissions or other fees will be paid, directly or indirectly, to any person or firm in connection with solicitation of sales of the shares. No public market currently exists for shares of Trans-Century Resources common stock. It is our intention to seek a market maker to apply for trading of our common stock on the Over the Counter Bulletin Board, also known as the OTCBB, following the effectiveness of this registration statement. However, no such efforts have yet been undertaken and no assurances are given that any such efforts will prove successful. Because of this, investors may not be able to readily dispose of any shares purchased in this offering.

CONDUCT OF THE OFFERING

The offering is a self underwritten offering by the Company through Mary W. Patterson and D. L. Patterson, two of our officers and directors. Mr. & Mrs. Patterson will offer the shares by prospectus to acquaintances, friends and business associates without registration as a broker-dealer under the Securities Exchange Act of 1934 by virtue of Rule 3a4-1 of that Act based upon the following:

o They are not subject to any statutory disqualification at the time of their participation;

o They will not be compensated in connection with their participation by the payment of a commission or other remuneration either directly or indirectly on transactions in securities;

o They are not and will not be at the time of their participation an associate person of a broker or dealer;

o Each of them primarily performs, and intends to continue to perform at the end of the offering, substantial duties for and on behalf of our company otherwise than in connection with transactions and securities;

o Neither of them was a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and

o Each of them will restrict their participation to the following activities:

     - Preparing any written communication or delivering any communication through the mails or other means that does not involve oral solicitation of a potential purchaser;

     - Responding to inquiries of potential purchasers in communication initiated by the potential purchasers, provided, however, that the content of responses are limited to information contained in a registration statement filed under the Securities Act or other offering document; and

     - Performing ministerial and clerical work involved in effecting any transaction.

As of the date of this prospectus, we have not retained a broker to sell the shares. In the event we retain a broker who may be deemed an underwriter, we will file an amendment to the registration statement with the Commission.

METHOD OF SUBSCRIBING

Each person desiring to subscribe to the shares must complete, execute, acknowledge and deliver to Trans-Century a subscription agreement, which will contain, among other provisions, representations as to the investor's qualifications to purchase the common stock and his ability to evaluate and bear the risk of an investment in Trans-Century. By executing the subscription agreement, the subscriber is agreeing that if the subscription agreement is accepted by the Company and the minimum offering is closed, such subscriber will be a shareholder in Trans-Century.

Promptly upon receipt of subscription documents by us, we will make a determination as to whether a prospective investor will be accepted as a shareholder in Trans-Century. Subscribers must pay $4.50 per share in cash, wire transfer, or by check, bank draft or postal express money order payable in U.S. dollars to "Trans-Century Resources, Inc." We may reject a subscriber's subscription agreement for any reason. Subscriptions will be rejected for failure to conform to the requirements of this prospectus (such failure to follow the proper subscription procedure), insufficient documentation, over subscription to the Company, or such other reasons that we determine to be in the best interest of the Company. If a subscription is rejected, in whole or in part, the subscription funds, or portion thereof, will be promptly returned to the prospective investor without interest by depositing a check (payable to said investor) in the amount of said funds in the U.S. mail, certified returned-receipt requested. Subscriptions may not be revoked, cancelled or terminated by the subscriber, except as provided herein.


Following acceptance of the subscription, all funds will be held in escrow in an account with Wells Fargo Bank Texas, N.A. until at least 1,560,000 shares are sold, at which time the initial closing of the sale of shares under this Prospectus will occur and the funds will be delivered to the Company. If the initial closing does not occur by ninety days from the effective date of this registration statement, we may extend the offering date for an additional thirty days until ___________. If this threshold is not reached within the prescribed time, all funds placed in the escrow account will be promptly returned, without interest or deduction. Subscribers will have no right to the return of their funds during the term of the escrow. Following the initial closing of the sale of the minimum number of shares, we may continue to offer the remaining shares on the same terms as set forth in this Prospectus until ___, on which date the offering will terminate.



                      MANAGEMENT'S DISCUSSION AND ANALYSIS


The following management's discussion and analysis should be read together with the financial statements and related notes of Trans-Century Resources, Inc. included in this prospectus, beginning on Page F-1. This management's discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors" beginning on page ____. There are no new accounting standards not yet adopted which would be expected to have a material effect on the Company's historical financial statements.


Trans-Century Resources and its predecessors have provided managed health care consulting services to hospital and physician group clients since 1982. Those services have traditionally included negotiating contracts with commercial health insurance companies on behalf of its clients, and assisting clients in developing managed care programs such as provider-sponsored HMOs.

Based upon ongoing concerns expressed by clients regarding instability in their markets and in their relationships with commercial health insurance companies, the principals of Trans-Century Resources began intensive investigation in 1999 of existing and proposed healthcare financing and delivery models, in an effort to identify insurance and/or related solutions that would best address those concerns. As discussed below under Business - General, the Company identified a market-driven, collaborative effort among the various stakeholders in each community, including employers, physicians and hospitals, insurance companies, and community leaders, as providing the best model to satisfy specific and future community needs.


RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001 COMPARED TO DECEMBER 31, 2000

The effort involved in identifying and preparing the framework needed for the healthcare financing and delivery model proposed by the Company, and its detailed components, affected the Company's financial position and results of operations in three ways.


First, Trans-Century Resources saw a significant decline in its revenue from traditional consulting services. Fees associated with consulting services decreased substantially as a result of the time spent by the Company's principals in creating the Trans-Century Health Plans concept.

Second, the need for an entity that could participate in insurance risk was recognized early in the process. In April 2000, a group including a shareholder of the Company established Community Health-Risk Corporation ("CHRC"), a captive insurance company domiciled in the British Virgin Islands. CHRC was invoiced by Trans-Century Resources for billable hours and out of pocket expenses associated with the development of a community based health plan concept until June 2001, when the Company acquired the stock of CHRC for $30,000 of debt payable to a shareholder of the Company. CHRC had recorded an intangible asset of approximately $930,000 to reflect the costs incurred in its formation and development costs invoiced by Trans-Century Resources. Trans-Century Resources recorded revenue of approximately $732,000 in 2000 and $211,000 in 2001 for such and other amounts invoiced to CHRC. CHRC made only one payment of $3,500 on the amounts invoiced by the Company.

The financial impact of the CHRC acquisition in mid-2001 on the Company's operations was two-fold. Management determined that the intangible asset recorded by CHRC had no value, and charged it, along with organizational costs of CHRC of $30,000, against earnings in November 2001. In addition, revenue recorded by Trans-Century Resources from CHRC declined by approximately $521,000 between 2000 and 2001.

Third, substantial legal, accounting, and other costs were incurred in connection with the Company's financing and infrastructure development efforts. These were partly offset by a decline in compensation expenses during 2001 as a result of the elimination of several positions early in the year.


As a result, the Company sustained a loss of approximately $1.4 million in 2001, and has a working capital deficiency of $148,526 and an accumulated deficit of $1,167,060 as of December 31, 2001.


Three months ended June 30, 2002 versus the three months ended June 30, 2001
----------------------------------------------------------------------------

The Company incurred a net loss for the three months ended June 30, 2002 of $222,098. This loss exceeded the loss of $69,819 for the three months ended June 30, 2001, primarily due to:

* Lower revenues for the three months ended June 30, 2002 of $131,273 than for the three months ended June 30, 2001 of $258,626. The three months ended June 30, 2001 included $138,751 in revenues associated with services Provided to Community Health-Risk Corporation, which was acquired by the Company in June 2001.

* Higher salaries and related expenses for the three months ended June 30, 2002 of $150,702 than for the three months ended June 30, 2001 of $96,331. These increased salaries resulted principally from the hiring of chief operating and financial officers in June and November 2001, respectively, and an increase in the Company's credentialing staff in September 2001.

* Selling, general and administrative costs of $64,769 for the three months ended June 30, 2002 lower than such costs of $180,846 for the three months ended June 30, 2001. During the second quarter of 2001, the Company paid a stockholder $100,000 to assist the Company in obtaining capital.

* Legal and accounting fees increasing from $18,125 for the three months ended June 30, 2001 to $69,757 for the three months ended June 30, 2002. The increase in such professional fees was associated principally with the Company's efforts to raise capital.

* Higher interest expense for the three months ended June 30, 2002 of $30,390 than for the three months ended June 30, 2001 of $7,174. This increase in interest expense resulted from the additional advances made by officers and directors subsequent to June 30, 2001.

Six months ended June 30, 2002 versus the six months ended June 30, 2001
------------------------------------------------------------------------

The Company incurred a net loss for the six months ended June 30, 2002 of $333,056. This loss exceeded the loss of $93,512 for the six months ended June 30, 2001, primarily due to:

* Lower revenues for the six months ended June 30, 2002 of $284,617 than for the six months ended June 30, 2001 of $435,876. The six months ended June 30, 2001 included $190,881 in revenues associated with services provided to Community Health-Risk Corporation, which was acquired by the Company in June 2001.

* Higher salaries and related expenses for the six months ended June 30, 2002 of $280,871 than for the six months ended June 30, 2001 of $190,694. These increased salaries resulted principally from the hiring of chief operating and financial officers in June and November 2001, respectively, and an increase in the Company's credentialing staff in September 2001.

* Selling, general and administrative costs of $127,822 for the six months ended June 30, 2002 lower than such costs of $247,699 for the six months ended June 30, 2001. During the second quarter of 2001, the Company paid a stockholder $100,000 to assist the Company in obtaining capital.

* Legal and accounting fees increasing from $18,880 for the six months ended June 30, 2001 to $83,759 for the six months ended June 30, 2002. The increase in such professional fees was associated principally with the Company's efforts to raise capital.

* Higher interest expense for the six months ended June 30, 2002 of $57,786 than for the six months ended June 30, 2001 of $17,592. This increase in interest expense resulted from the additional advances made by officers and directors subsequent to June 30, 2001.


FINANCIAL CONDITION AND LIQUIDITY


The Company has a working capital deficiency of $270,758 and an accumulated deficit of $1,500,116 at June 30, 2002, and expects to incur losses for the near future. There were significant fluctuations in its accounts receivable balances, but no cash collected, during the years ended December 31, 2000 and 2001 associated with the services invoiced to CHRC in 2000 and early 2001 and the subsequent acquisition of CHRC by the Company in 2001, as discussed above. One of the Company's directors is presently funding its working capital requirements on an as needed basis; however, there is no assurance that such funding will be available indefinitely. Accordingly, the ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan, including its program for regional insured group health plans. It expects to incur losses for the near future, but is in the process of developing additional revenue sources that will be both independent of and complementary to the development of the Trans-Century Health Plans. These sources include:


     o supporting a new supply-chain management initiative directly between a national distributor and existing healthcare Provider clients, principally hospitals, physician groups, and physician organizations;



     o    assuming management of an existing physician organization;

     o providing access to third party entities offering receivables financing, Internet site development, hospital EPO, and payer contract compliance analysis; and

     o providing network and product development services to state governments in connection with various indigent and workers' compensation programs.

Trans-Century Resources does not currently have sufficient cash available to fund its operations, implement its business plan, and establish sufficient reserves for its captive insurance company. One of the Company's shareholders is presently funding its working capital requirements on an as needed basis; however, there is no assurance that this funding will be available indefinitely. Management believes that Trans-Century Resources will be successful in meeting its working capital needs from operations and from private financing until the proceeds of an anticipated public offering become available.

The Company believes that its existing resources, together with the estimated net proceeds from the anticipated public offering, will be sufficient to fund its operations for at least the next 12 months. However, if it expands more rapidly than currently anticipated, if its working capital needs exceed its current expectations or if it makes acquisitions and investments beyond its current expectations, Trans-Century Resources will need to raise additional capital from equity or debt sources. The Company cannot be sure that it will be able to obtain the additional financing to satisfy its working capital requirements or to implement its growth strategy on acceptable terms or at all. If this financing cannot be obtained, the Company may be forced to curtail the business expansion associated with the Trans-Century Health Plans concept, and may be unable to fund its ongoing operations.

                                    BUSINESS

BUSINESS DEVELOPMENT.

On December 22, 1994, an entity which had been conducting business since 1982 as Trans-Century Resources was organized into a limited partnership, TCO Trans-Century, Ltd.

Effective October 31, 2001, all right, title and interest in the limited partnership was transferred to Trans-Century Resources, Inc., a Texas corporation (T-C Texas), in exchange for shares of no-par common stock of T-C Texas. At the date of transfer, the limited partnership's assets included a wholly owned company, Community Health Risk Corporation (CHRC), acquired earlier in 2001 from a group including a director and shareholder. CHRC was inactive and there was no activity in 2001.

In addition, an individual transferred assets of NuHealth Employee Assistance Program to T-C Texas in exchange for shares of no-par common stock of T-C Texas.

Effective November 19, 2001, eInsure Networks Corporation consummated a Merger Agreement with T-C Texas. Under the Merger Agreement the shareholders of T-C Texas exchanged their shares of common stock for common stock of eInsure. Before the merger, eInsure was a development stage corporation with no operations. Concurrent with the merger, eInsure changed its name to Trans-Century Resources, Inc.

GENERAL.


Since 1982, Trans-Century Resources and its Texas predecessors have provided managed health care consulting services to approximately 100 clients in twelve states. These clients have consisted primarily of hospitals and physician groups ("Providers") in non-urban markets. Services to clients have included consultation about and negotiation of managed care contracts on behalf of Providers with third party insurance entities ("Payers") and the identification and implementation of revenue enhancement and/or cost savings programs for Provider clients. Services have been provided to clients involved in insurance risk, including Provider-sponsored HMOs and employer-funded insurance programs. The Company's risk management services have included oversight of the payment of medical claims, analysis of the level of medical costs, premium setting, and coordination of catastrophic insurance requirements. The Company is currently providing services to approximately a dozen clients in Texas, Louisiana, and Utah. Insurance Compliance Consulting Services, Family Health Network, and Integrated Physician Partners/Pri-Med Health Network accounted for 13%, 12%, and 11%, respectively, of Trans-Century revenue during the first quarter of 2002.


During the years Trans-Century Resources has been in operation, the following significant trends have developed:

     o Governmental Payers such as Medicare and Medicaid have reallocated, and in many instances reduced, the amounts paid to Providers for healthcare services.

     o Providers are attempting to minimize the impact of the reductions on their earnings by increasing payments received from commercial health insurance, i.e., non-governmental, Payers and other sources.

     o The benefits of specific medical services and pharmaceuticals are being aggressively marketed directly to the public, which is demanding access to such benefits.

For these and other reasons, commercial health insurance Payers are incurring significant, ongoing increases in their costs. Purchasers of commercial health insurance products are being charged for the increases, in the form of higher premiums.

Employers, who purchase the majority of commercial health insurance sold, have been significantly impacted by these premium increases. Insurance premiums associated with employees' individual coverage have routinely been paid by employers, as an employee benefit. However, employees are increasingly being required to pay some portion of the premium associated with their dependents' coverage. In addition, their individual benefits are often being reduced, in an effort to reduce the premium increases being charged to their employers.

Managed care delivery models such as HMOs have been developed in the search for a solution which limits premium increases and maintains a core level of benefits. These models have met with limited success, due to employees' resentment over restricted access including required use of specified network Providers, employers' concerns about potential liabilities associated with the restricted access, Providers' resentment over reduced reimbursement levels and increased administrative burdens, etc.

Proposals presented for healthcare reform include a governmental "single payer" solution, managed competition models, and pure private sector solutions. A number of groups have advocated private, market-driven solutions for healthcare in America, based upon input received from the various stakeholders in the healthcare system. One such group, the Wye River Group on Healthcare, has enjoyed broad participation and sponsorship from many individuals and organizations: employers such as Wal-Mart, Sears, TRW, Dow Chemical, Acme Brick, Justin Industries, Emerson, Materials Transport, Honeywell, PepsiCo, and IBM; technology and Internet companies, such as Healtheon, Definity Health, Lumenos and Intel; pharmaceutical manufacturers such as Schering Plough, Orthobiotech, and Eli Lily; insurers, including Blue Cross plans and Value Options; provider groups such as Mayo Foundation and Walter Reed; professional and trade associations including American Hospital Association, National Pharmaceutical Council, US Chamber of Commerce, and American Medical Group Association; and other organizations such as American Cancer Society, National Chamber Foundation, PricewaterhouseCoopers, Pareto Institute, Marsh, Texas Department of Health & Human Services, Patient Safety Institute, National Center for Policy Analysis and the Progressive Policy Institute.

One private, market-driven solution proposed by these groups is designed around community-based partnerships, embracing public-private collaboration to establish the accountability, standard setting, and safety net features critical to a true system of healthcare.

Trans-Century Resources has been formed to implement such a solution. After receiving numerous queries from clients regarding alternatives to the managed care solutions currently available in their markets, the Company invested approximately $1 million in conducting a two year investigation of the many diverse options available. Using a framework similar to that proposed by other advocates of community-based partnerships, Trans-Century Resources has designed a program for regional insured group health plans, the Trans-Century Health Plans concept. This concept appears to best address the concerns of the Company's clients and the needs of their communities.

Acknowledging the need for the endorsement and active participation of the Provider community, collaboration with employers, government, and other healthcare stakeholders at the community level, increased participation and responsibility of employees and other insureds, and a commercial health insurance company component to provide the products needed for the Company's solutions, Trans-Century Resources envisions the following infrastructure for its regional insured group health plans:

     o The Trans-Century Health Plans themselves, to offer:

          -- market-specific health insurance plan designs encouraging preventive care,

          -- reinsurance (or stop-loss insurance) for employer-funded plans, and

          -- complementary life insurance, dental insurance and vision insurance products.

     o Community Health-Risk Corporation, a captive insurance company, to share the financial risk of the Trans-Century Health Plans along with unrelated, recognized issuing carriers and major reinsurance companies. Community Health-Risk Corporation is an insurance company organized in 2000 under the laws of the Territory of the British Virgin Islands.

     o The Trans-Century Provider Networks, to provide hospital, physician, and other health care professional services including specialty referrals to major referral centers to the Trans-Century Health Plans at discounted rates.

     o NuHealth EAP, an employee assistance program, to provide a formal plan and resource to help individuals resolve personal problems/issues, through professional counseling or referral to a qualified specialty professional resource. (The U.S. Department of Labor has estimated that benefits ranging from $5 to $16 are realized for every dollar invested in an EAP program.)

     o Ongoing administrative consulting by Trans-Century Resources, to provide revenue enhancement and cost savings opportunities to its clients and the local community that are complementary to and supportive of the Trans-Century Health Plans concept.

A portion of the infrastructure, Community Health-Risk Corporation and NuHealth EAP, has already been established by the Company. Components necessary to complete the infrastructure and offer the Trans-Century Health Plans include obtaining the working capital needed to fund insurance reserves for Community Health-Risk Corporation and interim operating expenses, contracting with recognized insurance companies to act as issuing carriers and reinsurance partners, and developing formal Trans-Century Provider Networks.

The projected market regions for the Trans-Century Health Plans will be non-urban population centers of 100,000 to 300,000 with sufficient local hospital and physician representation to support a preferred provider network (i.e., a Trans-Century Provider Network). Typically these will be communities with only one or two hospitals. The Company will commence the offering of Trans-Century Health Plan products in various communities in the state of Texas. After launching health plan products in Texas and Utah, Trans-Century Resources expects to expand its offering of these products to non-urban communities in other states.


The Company believes that its existing relationships in these smaller markets provide it with a significant competitive advantage over larger, heavily capitalized insurance companies not presently in the markets due to their size. However, there are risks associated with these smaller markets. Without an adequate number of insureds to share the cost of healthcare services provided to the insured group as a whole, the Company will have a higher risk of loss. Furthermore, the Company will need to determine that the insurance premium it will charge is sufficient to cover the cost of benefits to be provided under its health insurance program. If the Company has to discount its calculated premiums in order to obtain market share, or if actual medical services greatly exceed those anticipated, the insurance and reinsurance premium revenue of the Company may be insufficient to cover the cost of benefits payable to its insureds.

The Company will commence the offering of Trans-Century Health Plan products in various communities in the state of Texas. After launching health plan products in Texas and Utah, Trans-Century Resources expects to expand its offering of these products to non-urban communities in other states.


Over the last 24 months, contingent agreements have been developed with a number of clients who are committed to the start-up of a health plan within their region as soon as the funding and participation agreements can be finalized. The financial projections suggest that these clients will be able to produce a sufficient enrollment for the business to maintain a positive cash flow by the end of the first full year of operations.

COMPETITION.

The industry of managed health care and health insurance is highly competitive. Trans-Century Resources will compete with other managed health care plans and insurance carriers through policyholder service, price, product design, and sales efforts. While there are many other companies competing with the Company, no individual company dominates any of the proposed markets. There are expected to be two or more competing players in every market targeted by the Company for health plan offerings. In most markets Blue Cross will have some business client accounts, and it is usual that at least one other national health insurance vendor will maintain some accounts.

Trans-Century Resources believes that, to survive, the national insurance vendors must concentrate on the population of major metropolitan areas. As a result, they cannot provide flexibility, responsiveness, or do adequate underwriting evaluations for the businesses that need employee health insurance coverage in non-urban centers. The Trans-Century Health Plans will be distinguished by specific adaptation to each region. The Company has a history of assisting physicians and hospitals with managed health care issues. Those experiences, combined with its existing contacts and knowledge, provide Trans-Century Resources with an advantage working with the providers in each location. The providers are critical components to effective cost control and medical utilization management.

GOVERNMENT REGULATIONS.

         State Regulation.

The Trans-Century Health Plans and the products offered under these plans will be subject to state regulations applicable to the provision of managed health care services and the sale of traditional health indemnity insurance. The laws of the various states establish agencies with broad administrative and supervisory powers which include, among other things, granting and revoking licenses to transact business, regulating trade practices, licensing agents, approving policy forms, approving premium rates, setting minimum reserve and loss ratio requirements, determining the form and content of required financial statements, and prescribing the type and amount of investments permitted. Insurance companies can also be required under the solvency or guaranty laws of most states in which they do business to pay assessments up to prescribed limits to fund policyholder losses or liabilities of insolvent insurance companies. They are also required to file detailed annual reports with supervisory agencies, and records of their business are subject to examination at any time.

         Regulatory Compliance by Our Issuing Carrier.

The insurance company partner selected as an issuing carrier by Trans-Century Resources will be licensed and authorized to do business in each of the states in which Trans-Century Health Plan insurance products are marketed. Thus, the issuing carrier will be the name under which each of the health benefit plans are filed with the respective state boards of insurance. The issuing carrier will be responsible for insuring that the Trans-Century Health Plans and the products offered under the Trans-Century Health Plans are in compliance with the regulatory and financial requirements of each state.

         Regulation of Captive Insurance Company.

The Company's wholly-owned subsidiary, Community Health-Risk Corporation, was incorporated and exists under the International Business Companies Act of the British Virgin Islands. As an International Business Company, it is exempt from British Virgin Islands income tax and stamp duties, but is required to maintain a registered office and appoint a registered agent in the British Virgin Islands.

The licensure of Community Health-Risk Corporation to carry on long-term insurance business in the British Virgin Islands makes it subject to the British Virgin Islands Insurance Act of 1994 and the British Virgin Islands Insurance Regulations of 1995. These laws impose various regulatory requirements, including the requirement to appoint an authorized resident insurance manager and maintain a principal office in the British Virgin Islands, have at least two directors who must be individuals, submit details about its owners, directors, officers and professional advisors, maintain books and records at the principal office in the British Virgin Islands and provide annual audited financial statements. Community Health-Risk Corporation is required to have minimum fully paid up capital of $200,000. The regulations also require a minimum solvency margin of $250,000. As a carrier of long-term business, Community Health-Risk Corporation is required to appoint an actuary approved by the British Virgin Islands Commissioner of Insurance and arrange for periodic actuarial valuations of its assets and liabilities. It is also required to seek an actuarial certification of the margin of solvency before declaring any dividend, redeeming debentures or preference shares or reducing issued share capital. Any transfer of long-term business or voluntary winding up of business must be approved by a British Virgin Islands court.


Due to the Company's lack of insurance business to date, there have not been any actuarially-determined minimum reserve balances required by the British Virgin Islands Commissioner of Insurance to be maintained by Community Health-Risk Corporation. However, the British Virgin Islands Commissioner of Insurance has suspended CHRC's license as a result of its inactivity and concerns about current compliance with regulatory capital requirements. Company management is currently reviewing its options with respect to CHRC, including putting it into a dormant category until funding and contract activity begin to occur.


         Recent Texas Legislation.

In 1997, the Texas legislature adopted Senate Bill 386 which, among other things, purports to make managed care organizations (MCOs) such as the Trans-Century Health Plans liable for the failure by the MCO, its employees or agents to exercise ordinary care when making "health care treatment decisions" (as defined in the legislation). The legislation was effective as of September 1, 1997. In September 1998, the United States District Court for the Southern District of Texas ruled, in part, that the MCO liability provisions of Senate Bill 386 are not preempted by ERISA, which covers most employer-funded health plans. To the extent that this legislation (or similar legislation that may be subsequently adopted at the federal or state level) effectively expands the scope of liability of MCOs, such as the Trans-Century Health Plans, it may have a material adverse effect on the results of operations, financial condition and cash flows. Even if the Company is not held liable under any litigation, the existence of potential MCO liability may cause it to incur greater costs in defending the litigation.

         Future Health Care Reform.

A number of legislative proposals have been made at the federal and state levels over the past several years. These proposals would, among other things, mandate benefits with respect to certain diseases or medical procedures, require plans to offer an independent external review of certain coverage decisions or establish health plan liability in a manner similar to the Texas legislation discussed above. The United States Congress has recently considered a number of alternative health care reform measures that would, among other things, mandate external review of treatment denial decisions, provide for managed care liability and allow for collective bargaining by unaffiliated physicians groups. There have also been proposals made at the Federal level to implement greater restrictions on employer-funded health plans, which are generally exempted from state regulation by ERISA.

Trans-Century Resources is unable to evaluate what legislation may be proposed and when or whether any legislation will be enacted and implemented. However, many of the proposals, if adopted, could have a material adverse effect on the Company's financial condition, cash flows or results of operations, while others, if adopted, could potentially benefit its business.

PATENTS, TRADEMARKS AND PROPRIETARY PROTECTION

Trans-Century Resources does not own or license any patents, trademarks or service marks that are material to its business.

ENVIRONMENTAL MATTERS

Trans-Century Resources believes it is in material compliance with all relevant federal, state, and local environmental regulations, and does not expect to incur any significant costs to maintain compliance with the regulations in the foreseeable future.

EMPLOYEES
---------


As of August 15, 2002, the Company employed a total of 13 persons on a full-time basis. Of these 13 employees, 3 are managerial, 9 are administrative and 1 is professional/clinical. In addition, five specialist consultants are used on a contracted, as-needed basis.



                                    PROPERTY


We currently lease corporate offices in Austin, Texas under a noncancelable operating lease expiring September 2007, at the current annual rate of $64,843. We also lease office space in the Dallas/Fort Worth, Texas area under a lease expiring April 2003, at the current annual rate of $8,232, and in the Salt Lake City, Utah area under a lease with a six-month term, expiring January 2003 at a monthly rate of $1,440.



                                LEGAL PROCEEDINGS

We are not currently involved in any litigation or pending litigation nor are we aware of any suit or litigation that is threatened against Trans-Century.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

     The directors and executive officers of Trans-Century are as follows:

         Name             Age       Title

Mary W. Patterson         53        Chief Executive Officer; President; Director
D.L. Patterson (1)        64        Chairman of the Board, Secretary
Larry Stockman (1)        66        President of Nuhealth EAP Division; Director
James Walters (1)         48        Director
Mark D. Thomey            51        Executive Vice President, Operations
Stephen L. Cobb           44        Chief Financial Officer; Vice President

- --------------------
(1) Member of the Audit Committee

The principal occupations and business experience of our directors, executive officers and key personnel for at least the last five years are as follows:

Mary W. Patterson, President and Chief Executive Officer; Director. Mrs. Patterson served as President, Chief Executive Officer, and a director of Trans-Century Resources (the Texas corporation) before its merger with eInsure. Mrs. Patterson has been the principal of Trans-Century Resources (the Texas corporation) and its predecessors since 1982, providing consulting and related services to health care providers. Mrs. Patterson has a masters degree in Health Care Administration from Trinity University. Mrs. Patterson's term as a director expires in 2002.

D. L. Patterson, Chairman of the Board of Director; Secretary. Mr. Patterson served as an officer and director of Trans-Century Resources (the Texas corporation) before its merger with eInsure. Mr. Patterson holds a masters degree in Hospital Administration from Duke University. Since 1990, Mr. Patterson has been involved in the ownership and operations of several privately held healthcare management organizations: Medical Venture Management, Inc.; Elmwood Care, Inc.; Southeastern Hospital Corporation; and Trans-Century Operations, Inc. Mr. Patterson's term as a director expires in 2002.


Larry Stockman, Ph.D., is a Director, and President of NuHealth EAP Division. Dr. Stockman has served as a consultant to Trans-Century in prior years, and became a Director and Executive of the Company at the time of the merger. Dr. Stockman served as the EAP Director for BJC Healthcare, a large St. Louis based provider, from 1999 until his affiliation in 2001 with Trans-Century. He has prior EAP operational experience with organizations such as American Healthcare Partners (1996 - 1999), Behavioral Health, Inc. (1993-1996), and Human Affairs International (1984 - 1993). His early career included assignments in South America and the USA with Exxon Corporation. Dr. Stockman holds several advanced degrees. His term as a Director expires in 2002.


James Walters, Director. Mr. Walters served as an officer of eInsure and became a director following the merger transaction with Trans-Century Resources (the Texas corporation). Mr. Walters is President of Kellogg & Andelson, Los Angeles' largest local privately owned accounting firm. Mr. Walters began his business career in 1976 as an accountant at Kellogg & Andelson. In 1980 he was elected partner and was promoted to Managing Partner in 1984. In 1995 Mr. Walters was elected Chairman of the Board and is currently responsible for the overall management of the 100-person firm. In addition to managing Kellogg & Andelson, he has assisted the firm's clients with the preparation for their initial public offerings, as well as with their acquisition and consolidation strategies. He has extensive experience in the planning, design, installation and review of financial management information systems. In addition, Mr. Walters has consulted with many middle-sized companies in several different industries. Mr. Walters has founded, owned and managed companies in commercial photography, corporate events, auto repair and concrete molding industries. Mr. Walter's term as a director expires 2002.

Mark D. Thomey, Vice President, Operations. Mr. Thomey served as executive vice-president of operations for Trans-Century Resources (the Texas corporation) before its merger with eInsure. Before joining Trans-Century Resources (the Texas corporation), Mr. Thomey served from February 1996 to May 2001 as Chief Executive Officer of Acadian Health Care Alliance, a PHO in Louisiana covering fifteen hospitals and 800 physicians.

Stephen L. Cobb, CPA, Chief Financial Officer; Vice President. Mr. Cobb served as an independent managed care consultant before joining the Company. From 1999 through 2000, Mr. Cobb served as Executive Director and Chief Financial Officer of Prime Healthcare Management, LLC, a healthcare management company. Between 1997 and 1999, Mr. Cobb served as chief financial officer of PhyCor of West Houston, Inc., a physician practice management company. Between 1994 and 1996, he was director of business development/MSO operations for Brownwood Regional Medical Center. Before joining Brownwood Regional Medical Center, Mr. Cobb held positions with several accounting firms.


Officers serve at the discretion of the board of directors.

BOARD OF DIRECTORS

The bylaws permit the board of directors to fill any vacancy. A director appointed to fill a vacancy may serve until the next annual meeting of stockholders or until his or her successor has been elected. Officers serve at the discretion of the board of directors. Mary W. Patterson and D. L. Patterson are husband and wife.

BOARD COMMITTEES

Audit Committee. The board of directors recently created an audit committee. The audit committee reviews and makes recommendations to the board of directors concerning various auditing and accounting matters, including the results and scope of audit and other services provided by our independent accountants. In addition, it evaluates audit and control functions. The audit committee currently consists of Messrs. Walters, Patterson and Stockman.


DIRECTOR COMPENSATION

Directors currently do not receive any cash compensation from us for serving as a director, although directors are reimbursed for reasonable expenses, if any, of attendance at each regular or special meeting of the board. Non-employee directors are eligible to receive options to purchase common stock under our 2002 Stock Option Incentive Plan. To date no options have been granted under this plan.

EMPLOYMENT AGREEMENTS

We are a party to Employment Agreements with Mary Patterson, Mark Thomey, Larry Stockman, and Stephen L. Cobb. Each agreement is for an initial term commencing on the closing of the minimum offering and continuing through December 31, 2003, although we may extend the agreement for successive one-year terms. Pursuant to the agreements, Mrs. Patterson will receive a base salary of $150,000 per year, Mark Thomey will receive a base salary of $135,000 per year, Larry Stockman will receive a base salary of $135,000 per year and Stephen L. Cobb will receive a base salary of $135,000 per year. Each of these officers is eligible to participate in all executive employee benefit plans and perquisites; is entitled to receive health and disability insurance commensurate with her or his position with Trans-Century Resources and life insurance in an amount of approximately 2.5 times the annual salary. If terminated without cause or upon resignation for good reason, each officer will be entitled to one year's base salary. If terminated upon a "change in control," which is deemed to have occurred when a person or affiliated group of people obtain 50% or more of our voting securities or when a majority of our board of directors are not elected as part of the management nominated slate, will be entitled to two years' base salary.


                             EXECUTIVE COMPENSATION

The following table sets forth information for the fiscal year end December 31, 2001.

                           SUMMARY COMPENSATION TABLE

                                Annual Compensation                                   Long Term Compensation
                      -------------------------------------------------  --------------------------------------------------
                                                            Other        Restricted
                                                            Annual         Stock        Options      LTIP        All Other
Position               Year     Salary ($)   Bonuses($)  Compensation($)  Awards($)     SARs(#)    Payouts ($)  Compensation
---------              ----     ----------   ----------  --------------  -----------    -------    -----------  ------------
George Todt,           2000         0           0            0               0            0           0             0
President,
eInsure Network

Mary Patterson         1999         0           0            0               0            0           0             0
President, Trans-      2000         0           0            0               0            0           0             0
 Century Resources     2001         0           0            0               0            0           0             0


Larry Stockman         2001        1,536        0            0               0            0           0             0
President, NuHealth
  EAP Division

Mark D. Thomey         2001       46,154        0            0               0            0           0             0
Vice President,
  Operations
Stephen L. Cobb        2001       13,846        0            0               0            0           0             0
Chief Financial
  Officer, Vice
  President



The Company's executive officers have waived some or all of their salaries to date, but are at a minimum being reimbursed for expenses incurred on the Company's behalf.

Executive officers will participate in company benefit plans including health insurance and life insurance.

We expect to begin paying executive compensation following the closing of the minimum offering, as follows:

                        Salary Per Year
                        ---------------
Mary W. Patterson          $150,000
Larry Stockman             $135,000
Mark D. Thomey             $135,000
Stephen L. Cobb            $135,000


If the Company's officers had been compensated for the services they provided during the years ended December 31, 2000 and 2001 and the three months ended March 31, 2002 at these levels, reported salaries and related expenses for those periods would have increased by $150,000, $212,214, and $97,215, respectively, and the net income (loss) for those periods would have been $120,000, $(1,645,937), and $(208,173), respectively.



2002 STOCK OPTION PLAN

The 2002 Stock Option/Stock Issuance Plan (the "Option Plan") was adopted by our board of directors on May 9, 2002, and approved by our stockholders by consent effective June 8, 2002. Under the Option Plan, employees are eligible to receive grants of incentive stock options and directors, officers, employees and consultants grants of nonqualified stock options.

We currently have 2,500,000 shares of our common stock reserved for issuance under the Option Plan. No options have been granted to date under the Option Plan. The compensation committee of the board of directors acts as the administrator of the plan and makes any administrative determinations under the stock option plan.

The term of each Option shall be the term stated in the Option Agreement, up to a maximum term of ten years from the date of grant, or such shorter term as may be provided in the Option Agreement. In the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary, the term of the Option shall be five years from the date of grant, or such shorter term as may be provided in the Option Agreement.

The consideration to be paid for the shares to be issued upon exercise of an Option, including the method of payment, is determined by the plan administrator. The consideration may consist of cash or by such other means as are specified in the stock option agreement relating to such options. No change in a participant's duties shall result in a modification of the terms of any option outstanding under the Option Plan. The Board of Directors may offer to buy out for a payment in cash or shares of our common stock all or a portion of any option outstanding under the Option Plan.

In the case of options that qualify as incentive stock options granted to an employee who, at the time of grant of such incentive stock option, owns stock representing more than 10% of the total combined voting power of all classes of our stock or any Subsidiary, the per share exercise price shall be no less than 110% of the Fair Market Value per share on the date of grant. In the case of options that qualify as incentive stock options granted to any other employee, the per share exercise price shall be not less than 100% of the fair market value of our common stock on the grant date.

Nonqualified stock options will have an exercise price of not less than 85% of the fair market value of our common stock on the grant date (not less than 110% for any person who, at the time of the grant owns stock representing more than 10% of the total combined voting power of all classes of our stock or any parent or subsidiary) if required by applicable laws and, if not so required, at an exercise price as determined by the Administrator.

All options are subject to the vesting schedule stated in the option agreement.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

The following table sets forth information as of May 15, 2002 with respect to
(i) the beneficial ownership of our outstanding common stock by each person who is the beneficial owner of more than 5% of our capital stock; each of our directors; each of our executive officers and all of our executive officers, directors and 5% beneficial owners as a group and (ii) the shareholders selling their shares in this public offering, both prior to the offering as well as after completion of the offering.

Unless otherwise indicated, the address for each listed stockholder is:
Trans-Century Resources, Inc., 8140 N. Mopac Expressway, Westpark III, Suite 200, Austin, Texas 78759. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting power and investment power with respect to all shares of common stock.

                                                                                 SHARES BENEFICIALLY OWNED
                                                 SHARES BENEFICIALLY                      AFTER OFFERING
                                               OWNED PRIOR TO OFFERING  ------------------------------------------
                                               -----------------------        Minimum               Maximum
                                                                        ------------------  ----------------------
Name and Address           Position               Number    Percent(1)    Number  Percent(2)   Number   Percent(3)
----------------           --------             ----------  ---------- ---------- --------  ----------- ---------

Appletree Investment Company, Ltd.(4)            1,800,000   12.86%     1,800,000   11.57%    1,800,000   10.37%
69 Athol Street
Douglas, Isle of Man
1M1 1JE

James Walters              Director                     0     0.00%             0    0.00%            0    0.00%
14724 Ventura Blvd
Sherman Oaks, CA 91403

Mary L. Patterson          President, CEO,
                           Director              6,000,000   42.86%     6,000,000   38.56%    6,000,000   34.58%

Larry Stockman             Division President,
                            Director             2,000,000   14.29%     2,000,000   12.85%    2,000,000   11.53%

D. L. Patterson            Chairman of the
                           Board, Secretary      2,000,000   14.29%     2,000,000   12.85%    2,000,000   11.53%

Mark D. Thomey             Vice President          450,000    3.21%       450,000    2.89%      450,000    2.59%

Stephen L. Cobb            Chief Financial
                           Officer,
                           Vice President          450,000    3.21%       450,000    2.89%      450,000    2.59%

All Officers and Directors
  as a group (6 persons)                        10,900,000   77.86%    10,900,000   70.05%   10,900,000   62.82%


- -------------------
(1)  Based on 14,000,000 shares of common stock outstanding as of May 15, 2002
(2)  Based on 15,560,000 shares outstanding if the minimum offering is sold
(3)  Based on 17,350,000 shares outstanding if the maximum offering is sold

(4) Appletree Investment Company, Ltd. is a corporation domiciled on the Isle of Man. Its directors, Simon Grant Duggan, Bernard O'Kelly, Stewart Davies and Gordon Drake, have voting and investment power for the Trans-Century shares owned by Appletree Investment Company, Ltd.



                          DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 108,000,000 shares including 100,000,000 shares of common stock, $0.001 par value, and 8,000,000 shares of preferred stock, $0.001 par value.

COMMON STOCK

As of May 15, 2002, there were 14,000,000 shares of common stock issued and outstanding. Holders of the common stock do not have preemptive rights or other subscription rights to purchase additional shares of common stock. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends when and if declared by the board of directors and, upon liquidation or dissolution, whether voluntary or involuntary, to share equally in the assets available for distribution after payment to creditors and any preference to holders of the preferred stock (of which no shares are currently outstanding. All outstanding shares of the common stock are validly authorized and issued, fully paid and nonassessable. The board of directors is authorized to issue additional shares of common stock, not to exceed the amount authorized by our certificate of incorporation, and to issue options and warrants for the purchase of such shares on such terms and conditions and for such consideration as the board may deem appropriate without further stockholder action. Each holder of common stock is entitled to one vote per share on all matters on which stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the board of directors.

Currently, our existing officers, directors and 5% or greater stockholders (and their affiliates) in the aggregate, beneficially own approximately 78.75% of our outstanding Common Stock. Upon consummation of the minimum offering, this group will continue to own approximately 70.85% of our outstanding Common Stock and upon consummation of the maximum offering this group will continue to own approximately 63.54% of our outstanding Common Stock. As a result, such persons, acting together, will have the ability to control the vote on all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership among a small number of our stockholders may have the effect of delaying, deferring or preventing a change in control.

The above description concerning our common stock does not purport to be complete. Reference is made to our certificate of incorporation and bylaws, which are available for inspection at our principal executive offices, as well as to the applicable statutes of the State of Delaware for a more complete description concerning the rights and liabilities of stockholders under Delaware law.

PREFERRED STOCK

As of December 31, 2001, there were no issued and outstanding shares of shares of preferred stock. Our board of directors is empowered without further approval of stockholders, to issue 8,000,000 shares of "blank check" preferred stock, par value $0.001 per share, in one or more series from time to time with such designations, rights and preferences as may be determined from time to time by our Board of Directors, including, but not limited to (i) the designation of such series; (ii) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or series of our capital stock and whether such dividends shall be cumulative or non-cumulative; (iii) whether the shares of such series shall be subject to redemption for cash, property or rights, including securities of any other corporation, by Trans-Century or upon the happening of a specified event and, if made subject to any such redemption, the times or events, prices, rates, adjustments and other terms and conditions of such redemptions; (iv) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series (v) whether or not the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or Trans-Century or upon the happening of a specified event, shares of any other class or classes or of any other series of the same class of our capital stock and, if provision be made for the conversion or exchange, the times or events, prices, rates, adjustments and other terms and conditions of such conversions or exchanges; (vi) the restrictions, if any, on the issue or reissue of any additional preferred stock; (vii) the rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of Trans-Century Resources; and (viii) the provisions as to voting, optional and/or other special rights and preferences, if any, including, without limitation, the right to elect one or more directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a way of discouraging, delaying or preventing an acquisition or change in control of Trans-Century. No shares of preferred stock will be outstanding at the close of this offering. The board of directors has no current plans to issue any shares of preferred stock.

WARRANT

PageOne Business Productions, LLC holds a transferable warrant to purchase 350,000 shares of common stock exercisable through November 19, 2006 at $1.00 per share ("PageOne Warrant"). We anticipate that the holder of the PageOne Warrant will exercise its right to purchase shares under the warrant prior to the completion of this Offering.

REGISTRATION RIGHTS


The holders of the Page One Warrant will be entitled to include their shares of common stock in the Company in a registration statement for selling stockholders which is expected to be filed after the completion of this Offering.


Authorized But Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to certain limitations imposed by Delaware law. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage.


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our restated certificate of incorporation provides that, except to the extent prohibited by Delaware law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director. Under Delaware law, the directors have a fiduciary duty to us that is not eliminated by this provision of the certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to us or our shareholders, for acts or omissions which are found by a court of competent jurisdiction not to be in good faith or which involve intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Section 145 of Delaware law empowers a corporation to indemnify and to purchase and maintain on behalf of, its directors and officers with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

     o for any breach of the director's duty of loyalty to the corporation or its stockholders o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     o    arising under Section 174 of the Delaware law, or

     o for any transaction from which the director derived an improper personal benefit.

Delaware law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's bylaws, any agreement, a vote of stockholders or otherwise. Our certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Delaware law and provides that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was an employee, director or officer of the Company or is or was serving at our request as an employee, director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

We have entered into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our articles of incorporation. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification.

At present, there is no pending litigation or proceeding involving any director, officer or employee as to which indemnification will be required or permitted under our certificate of incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.


Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Trans-Century Resources of expenses incurred or paid by a director, officer or controlling person of Trans-Century Resources in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Trans-Century Resources will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                            CERTAIN RELATIONSHIPS AND
                           RELATED PARTY TRANSACTIONS

Mary Patterson, President, Chief Executive Officer, and a director of Trans-Century Resources and D. L. Patterson, Secretary and Chairman of the Board of Directors, are wife and husband.


Community Health-Risk Corporation, the captive insurance company, was formed in 2000 by Mr. Patterson and others, and sold to the Company in 2001 for $30,000 and recognized an intangible asset of approximately $930,000.

During the year ended December 31, 2001, Mr. Patterson and Mr. Stockman made unsecured advances to the Company, which were used by the Company to meet its working capital needs. All advances are due January 1, 2004, and accrue interest at 9% annually. During 2001, the Company received advances totaling $513,000, and made payments of $-0-. In addition, the Company has an unsecured note payable to Mr. Patterson related to the purchase of Community Health-Risk Corporation in the amount of $30,000. The note is due January 1, 2004, bearing interest at the prime rate plus 1.75%. At December 31, 2001, amounts owed Mr. Patterson and Mr. Stockman were included in the consolidated balance sheet as due to officers and directors in the amount of $1,017,900, and accrued interest on the advances was $68,331. All of the shareholders of Trans-Century Resources, Inc. (the Texas Corporation) and of eInsure Networks Corporation, including the persons named under SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT, were parties to the Merger Agreement and the merger transactions described under BUSINESS and MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.



            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Prior to this offering, there has been no public market for our Common Stock. The initial public offering price of the Common Stock has been determined by Trans-Century Resources and is not necessarily related to the Company's assets, book value, financial condition or any other recognized criteria of value. The Common Stock will trade on the Electronic Bulletin Board as maintained by the National Quotation Bureau, Inc. (See "Risk Factors - Risks Related to Our Common Stock")

SHARES ELIGIBLE FOR FUTURE SALE


We issued 14,000,000 outstanding shares of common stock in private transactions in reliance upon one or more exemptions contained in the Securities Act of 1933. These shares will be deemed "restricted securities" as defined in Rule 144. Of these restricted securities, 2,000,000 shares have been held by two owners for more than one year as of the date of this prospectus, and 12,000,000 of these shares held by sixteen owners will be eligible for public sale after that year holding period has occurred, subject to the provisions of Rule 144.


In general, under Rule 144, a stockholder, or group of stockholders whose shares are aggregated, who has beneficially owned "restricted securities" for at least one year will be entitled to sell an amount of shares within any three month period equal to the greater of:

     - 1% of the then outstanding shares of common stock; or

     - the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission, provided certain requirements are satisfied.

In addition, our affiliates must comply with additional requirements of Rule 144 in order to sell shares of common stock. Under Rule 144, a stockholder who has not been our affiliate at any time during the 90 days preceding a sale by him, would be entitled to sell those shares without regard to the Rule 144 requirements if he owned the restricted shares of common stock for a period of at least two years. The foregoing summary of Rule 144 is not a complete description.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Transfer Online, Inc., 227 SW Pine Street, Suite 300, Portland, Oregon 97204.


                        CHANGE OF CERTIFYING ACCOUNTANTS


As a result of the merger of Trans-Century Resources, Inc., a Texas corporation, and eInsure Networks Corporation, the Board of Directors voted to dismiss Weinberg & Company, P.A. ("Weinberg") as the Company's certifying accountant effective February 15, 2002. Weinberg's reports on the financial statements for 2000 and 1999 identify us as a development stage company without operations and with accumulated losses, and identify that substantial doubt exists concerning our ability to continue as a going concern. There have been no disagreements with Weinberg on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure during our two most recent fiscal years and the interim period from January 1, 2001 through February 15, 2002.

On February 18, 2002, the Company engaged Sprouse & Anderson, L.L.P., Austin, Texas as its certifying accountant. During the Company's two most recent fiscal years and for the interim period through February 18, 2002, neither the Company nor anyone on its behalf consulted with Sprouse & Anderson, L.L.P. regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements.

                                  LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by Graves, Dougherty, Hearon & Moody, P.C., Austin, Texas.


                                     EXPERTS

The consolidated financial statements of Trans-Century as of December 31, 2001 included in the registration statement and this prospectus have been included herein in reliance on the report of Sprouse & Anderson, L.L.P., independent certified public accountants, given on the authority of Sprouse & Anderson, L.L.P.. as experts in accounting and auditing.


                           REPORTS TO SECURITY-HOLDERS

We will furnish to holders of our securities annual reports containing audited financial statements. We have registered our securities on Form 10-SB with the Securities and Exchange Commission under the provisions of Section 12 (g) of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we are required to comply with certain reporting, proxy solicitation and other requirements of the Exchange Act.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings, including this registration statement, are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information about the public reference room.

                          INDEX TO FINANCIAL STATEMENTS

                          Trans-Century Resources, Inc.





   AUDITED FINANCIAL STATEMENTS

   Independent Auditors' Report.............................................F-2

   Consolidated Balance Sheet as of December 31, 2001.......................F-3

   Consolidated Statements of  Operations  for the years ended
    December 31, 2001 and 2000..............................................F-4

   Consolidated Statements of Shareholder's Equity and Partners'
    Capital for the years ended December 31, 2001 and 2000..................F-5

   Consolidated Statements of Cash Flows for the  years ended
    December 31, 2001 and 2000..............................................F-6

   Notes to Consolidated Financial Statements as of
    December 31, 2001.................................................F-7 - F-13


   INTERIM FINANCIAL STATEMENTS


   Consolidated Balance Sheet as of June 30, 2002 (Unaudited)...............F-14

   Consolidated Statements of Operations for the three and six months ended June 30, 2002 and 2001 (Unaudited) ........................F-15

   Consolidated Statements of Cash Flows for the six months ended
    June 30, 2002 and 2001 (Unaudited) .....................................F-16

   Notes to Consolidated Financial Statements, June 30, 2002.........F-17 - F-22

                          INDEPENDENT AUDITORS' REPORT


To The Board of Directors and Shareholders of
Trans-Century Resources, Inc.


We have audited the accompanying consolidated balance sheet of Trans-Century Resources, Inc. (the Company) as of December 31, 2001 and the related consolidated statements of operations, consolidated shareholders' equity, partners' capital and consolidated cash flows for the years ended December 31, 2001 and 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Trans-Century Resources, Inc. as of December 31, 2001, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000 in conformity with U.S. generally accepted accounting principles.


The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13, the Company has a working capital deficiency of $148,526, an accumulated deficit of $1,167,060 and a net loss for the year ended December 31, 2001 of $1,435,710. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are partially described in Note 13. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


/s/ SPROUSE & ANDERSON, L.L.P.
- ------------------------------
SPROUSE & ANDERSON, L.L.P.

April 11, 2002
Austin, Texas

                          TRANS-CENTURY RESOURCES, INC.
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2001

                                     ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                        $   252,509
  Accounts receivable, net                                             139,533
  Deposits and prepaid expenses                                          5,768
                                                                   -----------
      Total Current Assets                                             397,810

PROPERTY AND EQUIPMENT, net                                             15,225
OTHER ASSETS                                                               499
                                                                   -----------
   TOTAL ASSETS                                                    $   413,534
                                                                   ===========

                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
   Accounts payable                                                $   123,543
   Accrued expenses                                                     22,778
   Accrued interest                                                     75,327
   Note payable                                                        250,000
   Obligations under capital lease, current portion                      3,688
   Line of credit                                                       71,000
                                                                   -----------
      Total Current Liabilities                                        546,336

   Due to officers and directors, long-term                          1,017,900

   Obligations under capital lease, net of current portion               2,358
                                                                   -----------

      Total Liabilities                                              1,566,594
                                                                   -----------
Commitments and contingencies

SHAREHOLDERS' EQUITY (DEFICIT)
   Preferred stock (8,000,000 authorized, $.001 par, -0-
      issued and outstanding)                                              -0-
   Common  stock  (100,000,000 authorized, $.001 par,
      14,000,000 issued and outstanding)                                14,000
   Accumulated Deficit                                              (1,167,060)
                                                                   -----------
      Total Shareholders' Equity (Deficit)                          (1,153,060)
                                                                   -----------

   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)            $   413,534
                                                                   ===========


                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          TRANS-CENTURY RESOURCES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


                                                        2001          2000
                                                   -----------     -----------
REVENUES                                           $   727,300     $ 1,269,416

EXPENSES
   Selling, general and administrative                 559,519         453,914
   Salaries and related expenses                       381,760         425,665
   Impairment expense                                  933,358             -0-
   Legal and accounting fees                           112,142           7,351
   Office supplies                                      19,063          23,098
   Rent                                                 78,790          75,000
   Bank charges                                            206              12
                                                   -----------     -----------
      Total Operating Costs and Expenses             2,084,838         985,040
                                                   -----------     -----------
Operating Income (Loss)                             (1,357,538)        284,376
                                                   -----------     -----------
Other Income (Expense)
   Interest expense                                    ( 9,841)         (2,510)
   Interest expense-related party                      (68,331)         (20,997)
   Other                                                   -0-           9,131
                                                   -----------     -----------
      Total Other Income (Expense)                     (78,172)        (14,376)
                                                   -----------     -----------

INCOME (LOSS) BEFORE TAXES                          (1,435,710)        270,000

PROVISION FOR TAXES                                        -0-             -0-
                                                   -----------     -----------

NET INCOME (LOSS)                                  $(1,435,710)    $   270,000
                                                   ===========     ===========

Earnings (Loss) Per Share
   Basic and diluted                               $     (.13)     $       .03
                                                   ===========     ===========
Weighted Average Common Shares
 outstanding during the period,
 basic and diluted                                  11,095,890      10,000,000
                                                   ===========     ===========




                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                          TRANS-CENTURY RESOURCES, INC.
          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND PARTNERS' CAPITAL
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


                                          Common Stock                     Additional
                                      ----------------------   Partners'    Paid-In      Accumulated
                                        Shares       Amount     Capital     Capital        Deficit         Total
                                      ----------     -------   ---------   ----------    -----------     -----------
Balance at January 1, 2000                   -0-     $   -0-   $  66,244   $      -0-    $       -0-     $    66,244

Partner distributions through
 TCO Trans-Century, Ltd.                     -0-         -0-     (36,000)         -0-            -0-         (36,000)

Net income                                               -0-     270,000          -0-            -0-         270,000
                                      ----------     -------   ---------   ----------    -----------     -----------

Balance at January 1, 2001                   -0-         -0-     300,244          -0-            -0-         300,244

Partner distributions through
 TCO Trans-Century, Ltd.                     -0-         -0-     (21,000)         -0-            -0-         (21,000)

Conversion of TCO Trans-Century, Ltd.
 to Trans-Century Resources, Inc.          1,000       1,000    (279,244)         -0-        278,044             -0-

Acquisition of NuHealth Employee
 Assistant Program                           200         200         -0-          -0-          1,787           1,987

Acquisition of eInsure as a
 recapitalization                     13,998,800      12,800         -0-          -0-        (11,381)          1,419
                                      ----------     -------   ---------    ---------    -----------     -----------

Balance at November 19, 2001
 (merger date)                        14,000,000      14,000         -0-          -0-        266,663         280,663

Net loss for the year ended
 December 31, 2001                           -0-         -0-         -0-          -0-     (1,433,723)     (1,433,723)
                                      ----------     -------   ---------    ---------    -----------     -----------

Balance at December 31, 2001          14,000,000     $14,000   $     -0-    $     -0-    $(1,167,060)    $(1,153,060)
                                      ==========     =======   =========    =========    ===========     ===========






                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          TRANS-CENTURY RESOURCES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                              2001          2000
                                                           -----------   ----------
Cash flows used by operating activities:
Net income (loss)                                          $(1,435,710)  $  270,000
Adjustments to reconcile net loss to cash used by
 operating activities
   Stock issued in acquisition                                   3,406          -0-
   Depreciation and amortization                                11,184        9,843
   Bad debt expense                                                -0-       87,101
Changes in operating assets and liabilities
   (Increase) decrease in accounts receivable                  703,219     (780,377)
   Decrease in other current assets                              2,893          -0-
   (Increase) decrease in deposits and prepaid expenses           (499)        (379)
   Increase (decrease) in accounts payable                     113,012       (1,463)
   Increase in other accrued expenses                           82,629       13,814
                                                           -----------   ----------
Net cash used by operating activities                         (519,866)    (401,461)
                                                           -----------   ----------
Cash flows used for investing activities
   Acquisition of fixed assets                                  (3,397)      (4,743)
                                                           -----------   ----------
Net cash used for investing activities                          (3,397)      (4,743)
                                                           -----------   ----------
Cash flows from financing activities:
   Proceeds from notes payable                                 250,000          -0-
   Payments under capital leases                                (1,941)         -0-
   Distributions                                               (21,000)     (36,000)
   Proceeds from advances by partners                          543,000      349,900
   Borrowings on line of credit                                    -0-       71,000
                                                           -----------   ----------
Net cash provided by financing activities                      770,059      384,900
                                                           -----------   ----------
Net increase (decrease) in cash                                246,796      (21,304)
Cash and cash equivalents, beginning of year                     5,713       27,017
                                                           -----------   ----------
Cash and cash equivalents, end of year                     $   252,509   $    5,713
                                                           ===========   ==========
NON-CASH TRANSACTIONS
   Cash paid for interest                                  $     3,929   $    9,510
                                                           ===========   ==========

NON-CASH FINANCING AND INVESTING ACTIVITIES
   Purchase of fixed assets under capital leases           $     7,987   $      -0-
                                                           ===========   ==========
   Issuance of common stock for assets acquired            $     1,987   $      -0-
                                                           ===========   ==========
   Stock issued in eInsure acquisition                     $     1,419   $      -0-
                                                           ===========   ==========
   Acquisition of CHRC for note payable                    $    30,000   $      -0-
                                                           ===========   ==========

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          TRANS-CENTURY RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001

NOTE 1:  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

On December 22, 1994, an entity which had been conducting business since 1982 as Trans-Century Resources was organized into a limited partnership, TCO Trans-Century, Ltd. ("TCO").


Effective October 31, 2001, TCO transferred all right, title and interest in TCO to Trans-Century Resources, Inc., a Texas corporation (T-C Texas), in exchange for 1,000 shares of no-par common stock of T-C Texas. At the date of transfer, TCO's assets included a wholly owned subsidiary, Community Health Risk Corporation (CHRC), acquired in June 2001 from a group including a director and stockholder for approximately $960,000. $930,000 of this cost was related to an intangible asset to develop their health care system through market development and health plan studies, and $30,000 was for costs related to the organization and establishment of CHRC. The acquisition of CHRC was for $30,000 of T-C Texas debt paid to a shareholder of CHRC, and the relief of $930,000 in accounts receivable due to T-C Texas from CHRC. At year end it was determined that there was no value to this asset and as such it was impaired under SFAS 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of." The $30,000 related to organization costs was expensed under SOP 98-5, "Reporting on the Costs of Start-Up Activities." The acquisition was accounted for by the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed were recorded at fair value. CHRC was inactive and there was no activity in 2001.


In addition, an individual transferred assets of NuHealth Employee Assistance Program valued at $1,987 to T-C Texas in exchange for 200 shares of no-par common stock of T-C Texas.

Effective November 19, 2001, eInsure Networks Corporation consummated a Merger Agreement (the "Agreement") with T-C Texas, whereby the shareholders of T-C Texas exchanged their shares of common stock for common stock of eInsure. Before the merger, eInsure was a development stage corporation with no operations. For accounting purposes the acquisition has been treated as a recapitalization of T-C Texas with T-C Texas as the acquirer in a reverse acquisition.

The historical financial statements are those of T-C Texas and its predecessor TCO. Concurrent with the merger, eInsure changed its name to Trans-Century Resources, Inc. (the "Company"). Pursuant to the Agreement, the shareholders of T-C Texas exchanged all their shares into 12,000,000 shares or approximately 85.7% of the common stock of eInsure. The shareholders of eInsure before the Agreement hold the remaining 2,000,000 shares of the 14,000,000 total shares of the Company issued and outstanding subsequent to the merger. Those 2,000,000 shares were valued at $1,419, or $.0007 per share, based upon the value associated with the exchange of shares of T-C Texas for TCO partners' capital of $9,933.


Prior to the merger, the principal stockholder of eInsure was AppleTree Investments Company, Ltd. There were no material relationships between (i) T-C Texas or any of its affiliates, any officer or director of T-C Texas or any associate of any such director or officer, and (ii) eInsure or any of its affiliates, any officer or director for eInsure or any associate of any such director or officer, except that Larry Stockman, an officer, director and principal shareholder of T-C Texas is the brother-in-law of the former president and sole director of eInsure.

                          TRANS-CENTURY RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


NOTE 1:  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES, Continued

ORGANIZATION, continued


The Agreement provided that certain individuals named therein, including the three principal stockholders of T-C Texas, would be elected as directors of the surviving corporation and that the previous sole director would resign.

Trans-Century Resources, Inc. is a managed care consulting business that services clients throughout the United States. Its wholly owned captive insurance subsidiary, CHRC, is inactive. In November 2001, management deemed the intangible asset of approximately $930,000 recognized in association with the acquisition of CHRC to be impaired under Statement of Financial Accounting Standard 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", and charged such amounts to operations at that time.


PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of T-C Texas and its wholly owned subsidiary, Community Health Risk Corporation, collectively the Company. All significant intercompany accounts and transactions have been eliminated in the consolidation.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and depreciated over the estimated useful lives (ranging from 5 to 7 years) of the related assets using the double declining balance method. Maintenance and repairs are charged to operations as incurred and betterments of existing assets are capitalized.

Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. There has been no impairment for property and equipment recorded in the financial statements.

REVENUE RECOGNITION


The Company recognizes service contract revenue as earned under the terms of the related agreements, which are executed by both parties and generally specify payment of an hourly rate for such services and reimbursement of expenses.


CASH EQUIVALENTS

For financial reporting purposes, the Company considers all highly liquid investments with a maturity of three months or less, when acquired, to be cash equivalents.

                          TRANS-CENTURY RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001

NOTE 1:  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES, Continued

ACCOUNTS RECEIVABLE

The Company provides for uncollectible accounts receivable using the allowance method of accounting for bad debts. Under this method of accounting, a provision for uncollectible accounts is charged to earnings. The allowance account is increased or decreased based on past collection history and management's evaluation of accounts receivable. All amounts considered uncollectible are charged against the allowance account and recoveries of previously charged off accounts are added to the allowance. For the year ended December 31, 2001, allowance for doubtful accounts for accounts receivable was $0.

INCOME TAXES

The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). Under statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There were no current or deferred income tax expense or benefits due to the Company for the year ended December 31, 2001. At December 31, 2001, the Company has a potential deferred tax asset of approximately $30,000, which has been fully reserved, arising from net operating losses aggregating $120,000. These net operating losses begin to expire in 2020.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE 2:  PROPERTY AND EQUIPMENT


Property and equipment consist of the following at December 31, 2001:


          Furniture and fixtures                          $ 90,415
          Less accumulated depreciation                    (75,190)
                                                          --------
                Net Depreciable Assets                    $ 15,225
                                                          --------


Depreciation expense for the years ended December 31, 2001 and 2000 was $11,184 and $9,843, respectively.

                          TRANS-CENTURY RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


NOTE 3:  DUE TO OFFICERS AND DIRECTORS



During the years ended December 31, 2001 an officer and a director made unsecured advances to the Company. All advances made are due January 1, 2004 and accrue interest at 9% annually. During 2001, the Company received advances totaling $513,000 and made payments of $-0-. In addition, the Company has an unsecured note payable to a director in the amount of $30,000, due January 1, 2004, bearing interest at the prime rate plus 1.75%. At December 31, 2001, due to officers and directors was $1,017,900.



NOTE 4:  NOTE PAYABLE


Note payable at December 31, 2001 consisted of a note payable of $250,000 to a financial institution, due September 27, 2002, bearing interest at a rate of 5.5%, and secured in full by a certificate of deposit.


NOTE 5:  LINE OF CREDIT

The Company has an unsecured line of credit of $75,000 with a financial institution. Interest on the line of credit is computed daily at the prime rate plus 1.75%. Total amount outstanding at December 31, 2001 was $71,000. Accrued interest on the line of credit at December 31, 2001 was $6,396.


NOTE 6:  RETIREMENT PLAN


The Company provides a SIMPLE retirement plan for all employees age 18 and over with one year of service. This plan is a defined contribution plan under which the Company matched 100% of employee contributions up to 3% of gross salary. Employer contributions were $13,061 and $12,133 for the years ended December 31, 2001 and 2000, respectively.

                          TRANS-CENTURY RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001

NOTE 7:  CAPITAL LEASE OBLIGATIONS

The Company is obligated under capital leases for computer equipment. Payments are due monthly and include interest at 7%. The computer equipment is included in furniture and fixtures at cost of $7,987. Accumulated depreciation includes $1,717 in depreciation expense related to these assets. Future minimum payments due under the capital leases are as follows:

                          2002                                $ 3,994
                          2003                                  2,416
                                                              -------
                                                                6,410
       Less amounts representing interest                        (364)
                                                              -------
       Present value of minimum lease payments                  6,046
       Less current installments                               (3,688)
                                                              -------
       Obligations due under capital leases, net of
          current portion                                     $ 2,358
                                                              =======


NOTE 8:  COMMITMENTS AND CONTINGENCIES


The Company leases office space and equipment under noncancelable operating leases expiring October 2002. Total rent expense under all operating leases for the years ended December 31, 2001 and 2000 was approximately $79,000 and $75,000, respectively.


Future minimum lease payments under noncancelable operating leases for 2002 is $62,798.

The Company has entered into employment agreements that are contingent upon the raising of additional capital, with four employees through December 31, 2003. Should the Company terminate the employment agreement without cause, the Company would be liable for one year's base salary. If terminated upon a change in control each officer is entitled to two years' base salary. At December 31, 2001, the total annual base salary of the four employment agreements contingent upon the raising of additional capital was approximately $555,000.

NOTE 9:  RELATED PARTY TRANSACTIONS


During the year ended December 31, 2001 an officer and a director made unsecured advances to the Company. All advances made are due January 1, 2004 and accrue interest at 9% annually. During 2001, the Company received advances totaling $513,000 and made payments of $-0-. In addition, the Company has an unsecured note payable to a director in the amount of $30,000, due January 1, 2004, bearing interest at the prime rate plus 1.75%. At December 31, 2001, due to officers and directors was $1,017,900. In addition, accrued interest on the advances was $68,331.

                          TRANS-CENTURY RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


NOTE 10: CONCENTRATIONS OF CREDIT RISK

The Company's financial instruments that are exposed to concentrations of credit risk consist of cash and cash equivalents. The Company places its cash and cash equivalents with higher credit quality financial institutions, however for limited periods of time during the year, bank balances in deposit were in excess of the Federal Deposit Insurance Corporation insurance limit.


One customer accounted for more than 10% of Company revenues during 2000. Revenues for services provided to Community Health Risk Corporation, acquired by the Company in 2001, aggregated approximately $732,000 in 2000. In 2001, customers accounting for more than 10% of Company revenues included Community Health Risk Corporation with approximately $211,000, and Integrated Physician Partners/Pri-Med Health Network with approximately $85,000.



NOTE 11: LOSS PER SHARE

Basic and diluted loss per common share for the year ended December 31, 2001 is computed based upon the weighted average number of common and dilutive potential common shares outstanding as defined by Financial Accounting Standards No. 128 "Earnings Per Share". Warrants to purchase shares of common stock were outstanding during the period but the inclusion of those potential common shares in the computation of diluted loss per common share would have an Anti-Dilutive effect. Therefore, basic and diluted per-share amounts are the same.

Basic loss per share for the year ended December 31, 2000 is computed based upon the weighted average number of common shares outstanding had the acquisition occurred on January 1, 2000.


NOTE 12: CAPITAL STOCK

Preferred Stock - Effective with agreement and plan of merger and set forth in the restated Certificate of Incorporation, the Company is authorized to issue 8,000,000 shares of preferred stock at $.001 par value, with such designations, preferences, limitations and relative rights as may be determined from time to time by the Board of Directors. No preferred shares have been issued as of December 31, 2001.

Common Stock - The Company is authorized to issue 100,000,000 shares of common stock at $.001 par value. The Company has 14,000,000 shares issued and outstanding as of December 31, 2001.

Common Stock Warrants - Pursuant to the continuing agreement with PageOne Business Productions, LLC, 350,000 warrants to purchase stock, exercisable at $1.00 per share were issued and outstanding at December 31, 2001. These warrants enable holder to purchase shares of the Company's stock through November 19, 2006. At the time of original issuance the warrants were not assigned an initial value or any accretion as their estimated fair market value approximated zero. As of December 31, 2001, all warrants issued were outstanding.

                          TRANS-CENTURY RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


NOTE 13: GOING CONCERN



As reflected in the accompanying financial statements, the Company has a working capital deficiency of $148,526, an accumulated deficit of $1,167,060 and a net loss for the year ended December 31, 2001 of $1,435,710. Accordingly, the ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.


The Company expects to incur losses for the near future, but is in the process of developing additional revenue sources that complement its business plan. One of the Company's shareholders is presently funding its working capital requirements on an as needed basis; however, there is no assurance that such funding will be available indefinitely.

Management believes that the Company will be successful in meeting its working capital needs from operations and from private financing until alternative financing can be secured through the sale of equity or the issuance of debt. However there is no assurance that such efforts to raise capital or secure other financing will be successful. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.

                          TRANS-CENTURY RESOURCES, INC.
                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2002
                                   (Unaudited)

                                     ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                       $    250,499
  Accounts receivable, net                                             136,956
  Deposits and prepaid expenses                                          5,769
                                                                  ------------
      Total current assets                                             393,224
                                                                  ------------
PROPERTY AND EQUIPMENT, net                                             12,722
OTHER ASSETS                                                               249
                                                                  ------------
      TOTAL ASSETS                                                $    406,195
                                                                  ============

                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
   Bank overdraft                                                 $     15,166
   Deferred revenue                                                     12,500
   Accounts payable                                                    169,772
   Accrued expenses                                                     17,430
   Accrued interest                                                    125,645
   Note payable                                                        250,000
   Obligations under capital lease, current portion                      2,880
   Line of credit                                                       70,589
                                                                  ------------
      Total current liabilities                                        663,982
                                                                  ------------

DUE TO OFFICERS AND DIRECTORS, LONG-TERM                             1,227,000

OBLIGATIONS UNDER CAPITAL LEASE, NET OF CURRENT PORTION                  1,329
                                                                  ------------
      Total liabilities                                              1,892,311
                                                                  -----------
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY (DEFICIT)
   Preferred stock (8,000,000 authorized, $.001 par, -0-
      issued and outstanding)                                                -
   Common  stock  (100,000,000 authorized, $.001 par,
      14,000,000 issued and outstanding)                                14,000
   Accumulated Deficit                                              (1,500,116)
                                                                  ------------
         Total shareholders' equity (deficit)                       (1,486,116)
                                                                  ------------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)     $    406,195
                                                                  ============

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                       F-14

                             TRANS-CENTURY RESOURCES, INC.
                         CONSOLIDATED STATEMENTS OF OPERATIONS
                                      (Unaudited)

                                                Three months ended             Six months ended
                                         June 30, 2002   June 30, 2001    June 30, 2002   June 30, 2001
                                         -------------   -------------    -------------   -------------
REVENUES                                 $   131,273    $    258,626      $   284,617     $   435,876

EXPENSES
Selling, general and administrative           64,769         180,846          127,822         247,699
Salaries and related expenses                150,702          96,331          280,871         190,694
Legal and accounting fees                     69,757          18,125           83,759          18,880
Office supplies                                8,213           4,006           14,270           9,509
Rent                                          30,477          20,004           51,977          41,094
Depreciation and amortization                  2,125           1,959            4,250           3,920
                                         -------------   -------------    -------------   -------------
      Total operating expenses               326,043         321,271          562,949         511,796
                                         -------------   -------------    -------------   -------------

      Operating income (loss)               (194,770)        (62,645)        (278,332)        (75,920)
                                         -------------   -------------    -------------   -------------

Other income (expense)
   Interest expense                          (30,390)         (7,174)         (57,786)        (17,592)
   Interest and other income                   3,062              -             3,062              -
                                         -------------   -------------    -------------   -------------
      Total other income (expense)           (27,328)         (7,174)         (54,724)        (17,592)
                                         -------------   -------------    -------------   -------------

LOSS BEFORE TAXES                           (222,098)        (69,819)        (333,056)       (93,512)

PROVISION FOR TAXES                                -              -                -               -
                                         -------------   -------------    -------------   -------------

NET LOSS                                 $  (222,098)    $    (69,819)     $  (333,056)    $   (93,512)
                                         ============    =============     =============   ============

Loss per share, basic and diluted        $    (0.016)    $     (0.007)     $    (0.024)    $    (0.009)
                                         ============    =============     =============   ============

Weighted average common shares
outstanding during the period,
basic and diluted                          14,000,000     10,000,000       14,000,000      10,000,000
                                         ============    =============     =============   ============

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          TRANS-CENTURY RESOURCES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                 Six months ended
                                                          June 30, 2002   June 30, 2001
                                                          -------------   -------------
Cash flows used by operating activities
Net income (loss)                                         $  (333,056)    $   (93,512)
Adjustments to reconcile net loss to cash used by
   operating activities
   Depreciation and amortization                              $ 4,250           3,919
Changes in operating assets and liabilities
   (Increase) decrease in accounts receivable                 $ 2,576        (193,888)
   (Increase) decrease in deposits and prepaid expenses             -          (1,577)
   (Increase) decrease in other assets                              -           5,119
   Increase (decrease) in bank overdraft                       15,166               -
   Increase (decrease) in deferred revenue                     12,500               -
   Increase (decrease) in accounts payable                     46,229          16,453
   Increase (decrease) in accrued expenses                     (5,348)           (932)
   Increase (decrease) in accrued interest                     50,318           8,483
                                                          -------------   -------------
Net cash used by operating activities                        (207,365)       (255,935)
                                                          -------------   -------------

Cash flows used for investing activities
   Acquisition of fixed assets                                 (1,497)         (1,213)
                                                          -------------   -------------
Net cash used for investing activities                         (1,497)         (1,213)
                                                          -------------   -------------

Cash flows from financing activities
   Payments under capital leases                             $ (1,837)              -
   Increase (decrease) in note payable                              -         250,000
   Increases (decreases) in line of credit                       (411)          7,000
   Distributions                                                    -         (18,000)
   Proceeds from advances by officers and directors           209,100         268,100
                                                          -------------   -------------
Net cash provided by financing activities                     206,852         507,100
                                                          -------------   -------------

Net increase (decrease) in cash                                (2,010)        249,952
Cash and cash equivalents, beginning of period                252,509           5,713
                                                          -------------   -------------

Cash and cash equivalents, end of period                  $   250,499     $   255,665
                                                          =============   =============

NON-CASH TRANSACTIONS
    Cash paid for interest                                $     7,468     $     9,109

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      F-16

                          TRANS-CENTURY RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JUNE 30, 2002

NOTE 1:  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Trans-Century Resources, Inc. is a managed care consulting business that services clients throughout the United States. It has designed and is in the process of developing community-supported, insured group health programs for selected non-urban markets.

In conjunction with this process, Trans-Century Resources, Inc. acquired a captive insurance subsidiary, Community Health Risk Corporation. This wholly owned subsidiary is presently inactive.

PRINCIPLES OF CONSOLIDATION AND PRESENTATION

The Company was created through the acquisition in November 2001 of a Texas corporation (also called Trans-Century Resources, Inc.) by a development stage corporation with no operations, eInsure Networks Corporation. For accounting purposes, the Texas corporation was treated as the acquirer in a reverse acquisition. In conjunction with the acquisition, eInsure Networks Corporation changed its name to Trans-Century Resources, Inc. The historical financial statements presented are those associated with the Texas corporation. The accompanying consolidated financial statements include the accounts of Trans-Century Resources, Inc. and its wholly owned subsidiary, Community Health Risk Corporation, collectively the Company. All significant intercompany accounts and transactions have been eliminated in the consolidation.

The interim financial statements presented include all adjustments necessary in management's opinion to make those financial statements not misleading.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and depreciated over the estimated useful lives (ranging from 5 to 7 years) of the related assets using the double declining balance method. Maintenance and repairs are charged to operations as incurred and betterments of existing assets are capitalized.

Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. There has been no impairment for property and equipment recorded in the financial statements.

REVENUE RECOGNITION

The Company recognizes service contract revenue as earned under the terms of the related agreements, which are executed by both parties and generally specify payment of an hourly rate for such services and reimbursement of expenses.

                          TRANS-CENTURY RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2002

NOTE 1:  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

CASH EQUIVALENTS

For financial reporting purposes, the Company considers all highly liquid investments with a maturity of three months or less, when acquired, to be cash equivalents.


ACCOUNTS RECEIVABLE

The Company provides for uncollectible accounts receivable using the allowance method of accounting for bad debts. Under this method of accounting, a provision for uncollectible accounts is charged to earnings. The allowance account is increased or decreased based on past collection history and management's evaluation of accounts receivable. All amounts considered uncollectible are charged against the allowance account and recoveries of previously charged off accounts are added to the allowance. At June 30, 2002, allowance for doubtful accounts for accounts receivable was $0.

INCOME TAXES

The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). Under statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There were no current or deferred income tax expense or benefits due to the Company for the three months ended March 31, 2002. At June 30, 2002, the Company has a potential deferred tax asset of approximately $114,000, which has been fully reserved, arising from net operating losses aggregating $452,000. These net operating losses begin to expire in 2020.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          TRANS-CENTURY RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2002

NOTE 2:  PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

          Furniture, fixtures, and equipment              $ 91,912
          Less accumulated depreciation                    (79,190)
                                                          --------
                Net Depreciable Assets                    $ 12,722
                                                          --------

Depreciation expense for the three months and six months ended June 30, 2002 was $2,000 and $4,000, respectively.


NOTE 3:  DUE TO OFFICERS AND DIRECTORS

Officers and directors have made unsecured advances to the Company to fund its working capital requirements. All advances are due January 1, 2004 and accrue interest at 9% annually. During the three months and six months ended June 30, 2002, the Company received advances totaling $111,600 and $209,100 and made payments of $-0- and $-0-, respectively. In addition, the Company has an unsecured note payable to a director in the amount of $30,000, due January 1, 2004, bearing interest at the prime rate plus 1.75%. At June 30, 2002, due to officers and directors was $1,227,000.


NOTE 4:  NOTE PAYABLE

Note payable at June 30, 2002 consisted of a note payable of $250,000 to a financial institution, due September 27, 2002, bearing interest at a rate of 5.5%, and secured in full by a certificate of deposit.


NOTE 5:  LINE OF CREDIT

The Company has an unsecured line of credit of $75,000 with a financial institution. Interest on the line of credit is computed daily at the prime rate plus 1.75%. Total amount outstanding at June 30, 2002 was $70,589.


NOTE 6:  RETIREMENT PLAN

The Company provides a SIMPLE retirement plan for all employees age 18 and over with one year of service. This plan is a defined contribution plan under which the Company matches 100% of employee contributions up to 3% of gross salary.

                          TRANS-CENTURY RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2002

NOTE 7:  CAPITAL LEASE OBLIGATIONS

The Company is obligated under capital leases for computer equipment. Payments are due monthly and include interest at 7%. The computer equipment is included in furniture and fixtures at cost of $7,987. Accumulated depreciation includes $2,517 in depreciation expense related to these assets. Future minimum payments due under the capital leases as of June 30, 2002 are as follows:

       Twelve months ending June 30, 2003                     $ 4,045
       Subsequent                                                 337
                                                              -------
                                                                4,382
       Less amounts representing interest                        (173)
                                                              -------
       Present value of minimum lease payments                  4,209
       Less current installments                               (2,880)
                                                              -------
       Obligations due under capital leases, net of
          current portion                                     $ 1,329
                                                              =======


NOTE 8:  COMMITMENTS AND CONTINGENCIES

The Company leases office space and equipment under noncancelable operating leases expiring January 2003, April 2003 and September 2007. Minimum lease payments under noncancelable operating leases are $101,615 and $84,908 for 2002 and 2003, respectively. The office space lease extending until September 2007 has a current annual rate of $64,843, which increases by $1,752 annually beginning in October 2004.

The Company has entered into employment agreements that are contingent upon the raising of additional capital, with four employees through December 31, 2003. Should the Company terminate the employment agreement without cause, the Company would be liable for one year's base salary. If terminated upon a change in control each officer is entitled to two years' base salary. At June 30, 2002, the total annual base salary of the four employment agreements contingent upon the raising of additional capital was approximately $555,000.


NOTE 9:  RELATED PARTY TRANSACTIONS

Officers and directors have made unsecured advances to the Company to fund its working capital requirements. All advances are due January 1, 2004 and accrued interest at 9% annually. During the three months and six months ended June 30, 2002, the Company received advances totaling $111,600 and $209,100 and made payments of $-0- and $-0-, respectively. In addition, the Company has an unsecured note payable to a director in the amount of $30,000, due January 1, 2004, bearing interest at the prime rate plus 1.75%. At June 30, 2002, due to officers and directors was $1,227,000. In addition, accrued interest on the advances was $125,645.

                          TRANS-CENTURY RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JUNE 30, 2002

NOTE 9:  RELATED PARTY TRANSACTIONS (Continued)

Effective April 5, 2002, a stockholder of the Company who had left to concentrate on other ventures he was involved in transferred 500,000 shares of stock he had received back to the Company. Mutual releases were exchanged between the former stockholder and the Company, with the treasury stock acquired in the transaction being valued at par, or $500. A credit of $500 was recorded to other income (expense) in connection with this transaction.

In May 2002, the Company issued 250,000 shares each of this stock to its chief financial officer and vice president of operations as additional compensation. Salaries and related expenses were charged for the par value of the shares issued, or $500.

NOTE 10: CONCENTRATIONS OF CREDIT RISK

The Company's financial instruments that are exposed to concentrations of credit risk consist of cash and cash equivalents. The Company places its cash and cash equivalents with higher credit quality financial institutions, however for limited periods of time, bank balances in deposit were in excess of the Federal Deposit Insurance Corporation insurance limit.


NOTE 11: LOSS PER SHARE

Basic and diluted loss per common share for the three and six months ended June 30, 2002 and 2001 is computed based upon the weighted average number of common and dilutive potential common shares outstanding as defined by Financial Accounting Standards No. 128 "Earnings Per Share". Warrants to purchase shares of common stock were outstanding during the period but the inclusion of those potential common shares in the computation of diluted loss per common share would have an Anti-Dilutive effect. Therefore, basic and diluted per-share amounts are the same.


NOTE 12: CAPITAL STOCK

Preferred Stock - The Company is authorized to issue 8,000,000 shares of preferred stock at $.001 par value, with such designations, preferences, limitations and relative rights as may be determined from time to time by the Board of Directors. No preferred shares have been issued as of June 30, 2002.

Common Stock - The Company is authorized to issue 100,000,000 shares of common stock at $.001 par value. The Company has 14,000,000 shares issued and outstanding as of June 30, 2002.

Common Stock Warrants - Pursuant to a continuing agreement with PageOne Business Productions, LLC, 350,000 warrants to purchase stock, exercisable at $1.00 per share were issued and outstanding at June 30, 2002. These warrants enable holder to purchase shares of the Company's stock through November 19, 2006. At the time of original issuance the warrants were not assigned an initial value or any accretion as their estimated fair market value approximated zero. As of June 30, 2002, all warrants issued were outstanding.

                          TRANS-CENTURY RESOURCES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JUNE 30, 2002

NOTE 13: GOING CONCERN

As reflected in the accompanying financial statements, the Company has a working capital deficiency of $270,758, an accumulated deficit of $1,500,116 and a net loss for the six months ended June 30, 2002 of $333,056. Accordingly, the ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company expects to incur losses for the near future, but is in the process of developing additional revenue sources that complement its business plan. One of the Company's directors and shareholders is presently funding its working capital requirements on an as needed basis; however, there is no assurance that such funding will be available indefinitely.

Management believes that the Company will be successful in meeting its working capital needs from operations and from private financing until alternative financing can be secured through the sale of equity or the issuance of debt. However there is no assurance that such efforts to raise capital or secure other financing will be successful. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.

NOTE 14: SUBSEQUENT EVENT

In August 2002, the Company entered into a participation agreement to support a supply-chain management initiative between a national distributor and the Company's existing healthcare clients. In connection therewith, the Company will receive prepaid participation fees of $50,000. To the extent this prepayment exceeds the Company's actual participation fees earned through December 2003, such excess will be treated as a loan bearing interest at 6% per annum and payable in monthly installments over thirty-six months. The party advancing the fees also has the option to convert any unpaid prepayment balance into up to 2% (presently 280,000 shares) of the Company's common stock when it is publicly traded, subject to certain antidilution provisions.

         [back cover page]

         No dealer, salesperson or any other person has been authorized to give any information or representations in connection with this offering other than those contained in this Prospectus. If any such information or representations is given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS


                                                                            PAGE
Prospectus Summary..........................................................
Risk Factors................................................................
Use of Proceeds.............................................................
Dividend Policy.............................................................
Arbitrary Determination of Offering Price...................................
Dilution....................................................................
Capitalization..............................................................
Plan of Distribution........................................................
Management's Discussion and Analysis........................................
Business....................................................................
Property....................................................................
Legal Proceedings...........................................................
Management..................................................................
Executive Compensation......................................................
Security Ownership of Certain Beneficial Owners and
  Management ...............................................................
Description of Capital Stock................................................
Indemnification for Securities Act Liabilities..............................
Certain Relationships and Related Party Transactions........................
Market for Common Equity and Related Shareholder Matters....................
  Shares Eligible For Future Sale...........................................
  Transfer Agent and Registrar..............................................
Change of Certifying Accountants............................................
Legal Matters...............................................................
Experts.....................................................................
Reports to Security-Holders.................................................
Where You Can Find More Information.........................................
Financial Statements........................................................F-1

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Trans-Century's Restated Certificate of Incorporation limits the liability of its directors to Trans-Century or Trans-Century's stockholders for monetary damages arising from a breach of fiduciary duty owned to Trans-Century or Trans-Century's stockholders to the fullest extent permitted by the Delaware General Corporation Law.

     Trans-Century's Restated Certificate of Incorporation and its Bylaws provide for the indemnification by Trans-Century of each person (including the heirs, executors, administrators, or estate of such person) who is or was a director or officer of Trans-Century to the fullest extent permitted or authorized by law, including attorneys' fees. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

      In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Trans-Century pursuant to the above statutory provisions or otherwise, Trans-Century has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

              ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Estimates of fees and expenses incurred or to be incurred in connection with the issuance and distribution of securities being registered, all of which are being paid exclusively by the Company, other than underwriting discounts and commissions are as follows:


Securities and Exchange Commission filing fee...............      $1,386
State securities laws (Blue Sky) fees and expenses..........          **
Printing costs and fees.....................................          **
Legal fees and costs........................................          **
Accounting fees and costs...................................          **
Transfer Agent fees.........................................
Miscellaneous expenses.....................................           **
                                                                --------
TOTAL......................................................          $**
                                                                ========
- -------------------------
**to be filed by amendment

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In April 1999, eInsure Networks Corporation, predecessor of Trans-Century Resources, issued unregistered securities to its initial shareholders resulting in the issuance and delivery of 100,000 shares of common stock to PageOne Business Productions, LLC and 900,000 shares of common stock to AppleTree Investment Company, Ltd. These securities were issued for aggregate consideration totaling $1,000 pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, for issuances of securities not involving any public offering.

On June 15, 2001, by action of the board of directors, eInsure Networks Corporation effected a 2:1 stock split increasing the issued shares to 200,000 shares held by PageOne Business Productions, LLC and 1,800,000 shares held by AppleTree Investment Company, Ltd.

Effective November 19, 2001, eInsure Networks Corporation consummated a Merger Agreement with Trans-Century Resources, Inc., a Texas corporation. Pursuant to the Merger Agreement, the seventeen stockholders of the Texas corporation exchanged all their shares into 12,000,000 unregistered shares of common stock of the surviving corporation.

The stock issued in connection with the merger was also issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances of securities not involving any public offering.


In May 2002, the Company acquired 500,000 shares of treasury stock from a former shareholder of the Company. The Company issued 250,000 shares each of this stock to its chief financial officer and vice president of operations as additional compensation. Salaries and related expenses were charged for the par value of the shares issued, or $500.


On May 8, 2002, the corporation issued to two executive officers 250,000 shares of common stock apiece for services rendered to the corporation. These shares were also issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances of securities not involving any public offering.

There was no underwriter or placement agent involved in any of the foregoing transactions.

ITEM 27. EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
- -------                           -----------
 2.1 Merger Agreement dated as of November 12, 2001 by and among eInsure Networks Corporation ("eInsure"), T-C Texas and the holders of common stock of T-C Texas.(1)

           Index.  Exhibits  and Schedules to Merger Agreement*

            Exhibit A        Shareholders  of T-C Texas;
            Exhibit B        Plan of  Merger;
            Exhibit C        Form of Release;
            Schedule 2.11    Financial Statements of T-C Texas;
            Schedule 2.12    Changes of T-C Texas;
            Schedule 2.17    Capitalization of T-C Texas;
            Schedule 2.18    Agreements of T-C Texas;
            Schedule 2.20    Real Estate of T-C Texas;
            Schedule 3.5     Financial  Statements  of eInsure;
            Schedule 3.6     Changes of eInsure;
            Schedule 3.11    Periodic Reports of  eInsure;
            Schedule 3.12    Capitalization  of  eInsure;
            Schedule 3.13    Agreements  of eInsure;
            Schedule 3.19    Corporate Records of eInsure.

            * Copies of the exhibits and schedules to the Merger Agreement will be provided to the Commission upon request.

 2.2 Agreement and Plan of Merger of Trans-Century Resources, Inc. into eInsure Networks Corporation.(1)

 3.1.1 Certificate of Incorporation filed with the Delaware Secretary of State on September 15, 1998. (2)

 3.1.2 Restated and Amended Certificate of Incorporation filed with the Secretary of State on August 31, 2001. (1)

 3.1.2 Certificate of Merger of eInsure Networks Corporation and Trans-Century Resources, Inc. filed with the Delaware Secretary of State on November 19, 2001. (1)


 3.2.1   Bylaws (as amended May 9, 2002). (4)

 4.1 Stock Purchase Warrant dated November 20, 2001 by the Company in favor of PageOne Business Productions, LLC. (4)


 4.2     Form of Subscription Agreement. (3)

 5.1 Form of Opinion of Graves, Dougherty, Hearon & Moody, P.C. regarding legality. (3)


10.1 Executive Employment Agreement dated May 9, 2002 between the Company and Mary W. Patterson. (4)

EXHIBIT
NUMBER                            DESCRIPTION
- -------                           -----------


10.2 Executive Employment Agreement dated May 9, 2002 between the Company and Larry Stockman. (4)

10.3 Executive Employment Agreement dated May 9, 2002 between the Company and Mark D. Thomey. (4)

10.4 Executive Employment Agreement dated May 9, 2002 between the Company and Stephen L. Cobb. (4)

10.5     Stock Option Plan of 2002 of Trans-Century Resources, Inc. (4)


21.1     List of Subsidiaries of the Company. (4)


23.1     Consent of Graves, Dougherty, Hearon & Moody, P.C. is contained in
         Exhibit 5.1 (3)

23.3     Consent of Sprouse & Anderson, L.L.P. (Filed herewith.)

24.1     Power of Attorney is included on signature page.


- -------------------------

(1) Incorporated herein by reference to the Registrant's Current Report on Form 8-K dated November 19, 2001.

(2) Incorporated herein by reference to the Registrant's Form 10-SB Registration Statement, File No. 0-27995, filed November 8, 1999.

(3) To be filed by amendment.


(4) Previously filed.

ITEM 28. UNDERTAKING

     The undersigned Registrant hereby undertakes

     (1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on August 27, 2002.


                             TRANS-CENTURY RESOURCES, INC.

                          By:   /s/ Mary W. Patterson
                             ------------------------------------
                             Mary W. Patterson
                             Chairman of the Board and Chief Executive Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Mary Patterson and D. L. Patterson, either one acting alone, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

      SIGNATURE                   TITLE                               DATE


/s/ Mary W. Patterson        Chief Executive Officer,            August 27, 2002
----------------------       President and Director
Mary W. Patterson

/s/ D. L. Patterson          Secretary and Director              August 27, 2002

----------------------
D. L. Patterson


/s/ Larry V. Stockman        Division President and Director     August 27, 2002

----------------------
Larry V. Stockman


/s/ Mark D. Thomey           Executive Vice President            August 27, 2002

----------------------
/s/ Mark D. Thomey


/s/ Stephen L. Cobb          Chief Financial Officer             August 27, 2002

----------------------
Stephen L. Cobb


/s/ James Walters            Director                            August 27, 2002

----------------------
/s/ James Walters

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
- --------                          -----------
 2.1 Merger Agreement dated as of November 12, 2001 by and among eInsure Networks Corporation ("eInsure"), T-C Texas and the holders of common stock of T-C Texas.(1)

           Index.  Exhibits  and Schedules to Merger Agreement*

            Exhibit A        Shareholders  of T-C Texas;
            Exhibit B        Plan of  Merger;
            Exhibit C        Form of Release;
            Schedule 2.11    Financial Statements of T-C Texas;
            Schedule 2.12    Changes of T-C Texas;
            Schedule 2.17    Capitalization of T-C Texas;
            Schedule 2.18    Agreements of T-C Texas;
            Schedule 2.20    Real Estate of T-C Texas;
            Schedule 3.5     Financial  Statements  of eInsure;
            Schedule 3.6     Changes of eInsure;
            Schedule 3.11    Periodic Reports of  eInsure;
            Schedule 3.12    Capitalization  of  eInsure;
            Schedule 3.13    Agreements  of eInsure;
            Schedule 3.19    Corporate Records of eInsure.

            * Copies of the exhibits and schedules to the Merger Agreement will be provided to the Commission upon request.

 2.2 Agreement and Plan of Merger of Trans-Century Resources, Inc. into eInsure Networks Corporation.(1)

 3.1.1 Certificate of Incorporation filed with the Delaware Secretary of State on September 15, 1998. (2)

 3.1.2 Restated and Amended Certificate of Incorporation filed with the Secretary of State on August 31, 2001. (1)

 3.1.2 Certificate of Merger of eInsure Networks Corporation and Trans-Century Resources, Inc. filed with the Delaware Secretary of State on November 19, 2001. (1)


 3.2.1   Bylaws (as amended May 9, 2002). (4)


 4.1 Stock Purchase Warrant dated November 20, 2001 by the Company in favor of PageOne Business Productions, LLC. (Filed herewith.)

 4.2     Form of Subscription Agreement. (3)

 5.1 Form of Opinion of Graves, Dougherty, Hearon & Moody, P.C. regarding legality. (3)


10.1 Executive Employment Agreement dated May 9, 2002 between the Company and Mary W. Patterson. (4)

EXHIBIT
NUMBER                            DESCRIPTION
- -------                           -----------


10.2 Executive Employment Agreement dated May 9, 2002 between the Company and Larry Stockman. (4)

10.3 Executive Employment Agreement dated May 9, 2002 between the Company and Mark D. Thomey. (4)

10.4 Executive Employment Agreement dated May 9, 2002 between the Company and Stephen L. Cobb. (4)

10.5     Stock Option Plan of 2002 of Trans-Century Resources, Inc. (4)

21.1     List of Subsidiaries of the Company. (4)


23.1     Consent of Graves, Dougherty, Hearon & Moody, P.C. is contained in
         Exhibit 5.1 (3)

23.3     Consent of Sprouse & Anderson, L.L.P. (Filed herewith.)

24.1     Power of Attorney is included on signature page.


--------------------------

(1) Incorporated herein by reference to the Registrant's Current Report on Form 8-K dated November 19, 2001.

(2) Incorporated herein by reference to the Registrant's Form 10-SB Registration Statement, File No. 0-27995, filed November 8, 1999.

(3) To be filed by amendment.


(4) Previously filed.